UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KFORCE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 5, 2013

Dear Shareholder:

On Friday, April 5, 2013, Kforce Inc. will hold its 2013 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting, which will begin at 8:00 a.m., eastern time.

We are holding this meeting to:

1.	Elect three Class I directors to hold office for a three-year term expiring in 2016;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2013;

3.	Approve Kforce’s executive compensation;

4.	Approve the Kforce Inc. 2013 Stock Incentive Plan; and

5.	Attend to other business properly presented at the meeting.

Kforce’s Board of Directors has selected February 22, 2013 as the record date for determining shareholders entitled to vote at the meeting.

The proxy statement, proxy card and Kforce’s 2012 Annual Report to Shareholders are being mailed on or about March 8, 2013. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly

Corporate Secretary

Tampa, Florida

March 8, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 5, 2013

This proxy statement and our 2012 Annual Report to Stockholders are available at

http://investor.kforce.com/annuals.cfm.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Friday, April 5, 2013, at 8:00 a.m., eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	You may vote on the following proposals:

¡	To elect three Class I directors to hold office for a three-year term expiring in 2016;

¡	To ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2013;

¡	To approve Kforce’s executive compensation; and

¡	To approve the Kforce Inc. 2013 Stock Incentive Plan.

Q:	How does Kforce’s Board recommend I vote on the proposals?

A:	The Board recommends a vote: (1) FOR the election of three Class I directors to hold office for a three-year term expiring in 2016; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2013; (3) FOR the approval of Kforce’s executive compensation and (4) FOR the approval of the Kforce Inc. 2013 Stock Incentive Plan.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock (the “Common Stock”) at the close of business on February 22, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:	Can I change my vote?

A:	You have the right to change your vote at any time before the meeting by:

(1)	Notifying Kforce’s Corporate Secretary, David M. Kelly, in writing at the address listed below that you have revoked your proxy;

(2)	Voting in person;

(3)	Returning a later-dated proxy card;

(4)	Voting through the Internet at http://www.investorvote.com/KFRC at a later date; or

(5)	Voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:	What is the complete mailing address, including ZIP Code, of Kforce’s principal executive office?

A:	Kforce’s principal executive office is located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	How many shares can vote?

A:	As of the Record Date, 34,961,660 shares of Common Stock were outstanding. Every holder of Common Stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum.

Q:	What is the required vote for the proposals to pass assuming that a quorum is present at the Annual Meeting?

A:

Proposal 1:	In order to pass, this proposal must receive a plurality of the votes cast at a meeting.
Proposals 2, 3 and 4:	In order to pass, each of these proposals must receive the affirmative vote of a majority of the shares entitled to vote on the matter. In addition, Proposal 4 requires the affirmative vote of a majority of the total votes cast on the proposal. An abstention is considered as present and entitled to vote and, for these purposes, as cast on the proposal. Because each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares entitled to vote on the Proposal, an abstention will have the effect of a vote against each of Proposals 2, 3 and 4. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on Proposals 2, 3 and 4. Proposal 3 is a non-binding advisory vote.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David M. Kelly, Kforce’s Senior Vice President, Chief Financial Officer and Corporate Secretary and Michael Blackman, Kforce’s Chief Corporate Development Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered accountants for the fiscal year ending December 31, 2013; (3) FOR the approval of Kforce’s executive compensation; (4) FOR the approval of the Kforce Inc. 2013 Stock Incentive Plan and (5) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at http://www.investorvote.com/KFRC. The voter will be required to provide the Control Number contained on the voter’s proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m. (eastern time) on April 4, 2013.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (eastern time) on April 4, 2013.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800-652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:	Who will count the vote?

A:	A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of election.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by November 8, 2013. In addition, the proxy solicited by the Board for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 22, 2014.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. In addition, we have engaged Georgeson, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $12,500 plus costs and expenses incurred by Georgeson, Inc. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.kforce.com under the Investor Relations section of our website.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board has ten directors who are divided into three classes serving staggered three-year terms. The classes relate to each director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the Annual Meeting, you and the other shareholders will vote for the election of three individuals, who are identified below, to serve as Class I directors for a three-year term expiring at the 2016 Annual Meeting of Shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders.

Pursuant to the marketplace rules of The NASDAQ Stock Market (the “NASDAQ Rules”) and the laws and regulations of the SEC (the “SEC Rules”), the Board determined that Ms. Rosen and Mr. Struzziero are independent while Mr. Sutter is not independent.

The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we know of no reason why any of the nominees would be unable to serve as a director. However, if any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that the person should serve as a director of Kforce.

Nominees for Election, Class I Directors

Terms Expire in 2013

Elaine D. Rosen, 60, has served as a director of Kforce since June 2003. Ms. Rosen has served as a director of Assurant, Inc., a publicly traded corporation, and a provider of specialized insurance and insurance-related products and services since March 1, 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is the immediate past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine and is a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.

Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee of Kforce and serving as the non-executive Chair and a compensation committee member of Assurant, Inc., she has considerable expertise in, among other things, executive compensation, a subject matter that is undergoing dynamic change.

Ralph E. Struzziero, 68, has served as a director of Kforce since October 2000. Mr. Struzziero currently serves as a director of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada, and a manufacturer and distributor of moving and handling equipment for the mobility challenged (since July 2011). Since 1995, Mr. Struzziero has operated an independent business consulting practice. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of the two aforementioned companies. Mr. Struzziero previously served on the Board of Directors of Downeast Energy Corp, a provider of heating products and building supplies, from January 2001 until its sale in April 2012.

Mr. Struzziero has extensive experience in the staffing industry generally and, in particular, with predecessors to Kforce. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Howard W. Sutter, 64, has served as a director of Kforce since its formation in 1994. Mr. Sutter has served as a Vice Chairman since 2005, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).

Mr. Sutter has led Kforce’s merger, acquisition, and divestiture efforts for the past 18 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and divestitures. The Board believes that Mr. Sutter’s knowledge of the staffing industry, and more specifically the mergers and acquisition market, brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.

Continuing Directors, Class II Directors

Terms Expire in 2014

John N. Allred, 66, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation (“Source”) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).

Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.

Richard M. Cocchiaro, 58, has served as a director of Kforce since its formation in August 1994. Mr. Cocchiaro has served as a Vice Chairman since 2004, oversees our Customer First Customer Loyalty Program and serves on our Innovation Council. Previously, Mr. Cocchiaro served as, Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).

Mr. Cocchiaro has extensive experience in Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.

A. Gordon Tunstall, 68, has served as a director of Kforce since October 1995. He is the founder, and for more than 30 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall has also served as a director of CareKinesis, Inc., a privately-held medication management and distribution pharmacy, since March 2012 and Health Insurance Innovations, a health insurance marketing and administrative company, since February 2013. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Horizon Medical Products Inc., and L.A.T. Sportswear.

Mr. Tunstall provides the Board a unique point of view regarding strategy, given his background as a successful strategic consultant for over 30 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.

Nominees for Election, Class III Directors

Terms Expire in 2015

W. R. Carey, Jr., 65, has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia-based sales and marketing consulting and training firm which formed in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey is the National Chairman of the Council of Growing Companies. Mr. Carey previously served on the Board of Directors of Lime Energy Corp. from March 2006 to January 2012 and Outback Steakhouse, Inc. from 1992 to June 2007. Mr. Carey served in the U.S. Navy for seven years as an aviator.

Mr. Carey has had valuable experience on several significant boards and is a noted author and speaker. He also has a nationally recognized expertise in sustainability, a subject of significant importance to Kforce, its clients and to the market generally.

David L. Dunkel, 59, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. In addition to the significant value that Mr. Dunkel brings to Kforce, we believe it is customary for the Chief Executive Officer to be a member of the Board of Directors.

Mark F. Furlong, 55, has served as a director of Kforce since July 2001. He has served as the President and Chief Executive Officer of BMO Harris Bank, N.A. since July 2011. Mr. Furlong has served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation since July 2011. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation since October 2010, Chief Executive Officer since April 2007 and as President since July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.

Mr. Furlong is the President and Chief Executive Officer of BMO Harris Bank, N.A., former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation, a former audit partner with Deloitte & Touche LLP and the Audit Committee financial expert. Kforce believes his considerable expertise brings unique insight to the Board concerning banking issues, in addition to his overall management and financial expertise.

Patrick D. Moneymaker, 66, has served as a director of Kforce since July 2008 and as a director of, and a consultant to, Kforce Government Solutions, Inc. (“KGS”), a wholly-owned subsidiary of Kforce Inc., since April 2011. Mr. Moneymaker previously served as President of Mission Solutions Group, a subsidiary of Epsilon Systems Solutions, Inc., a privately held, San Diego, California-based diversified professional and technical services company from September 2011 to January 2013 and President and CEO of Proxy Aviation Systems from July 2008 to August 2010. He served as the CEO of Kforce Government Holdings, Inc. (“KGH”), a wholly-owned subsidiary of Kforce Inc., from September 2006 to July 2008, and also served as a director of Kforce from June 2005 to September 2006. Prior to his role as CEO of KGH, Mr. Moneymaker served as the CEO, Operating Officer and President of Ocean Systems Engineering Corporation (“OSEC”), a privately-held company from October 1998 until OSEC’s sale in May 2006. From 1968-1998, Mr. Moneymaker was an officer in the United States Navy, ultimately achieving the rank of Rear Admiral. During his naval career, Mr. Moneymaker served as Navy Director of Space and Information Warfare and with the U.S. Strategic Command and as commander at the Naval Space Command.

Mr. Moneymaker brings extensive governmental expertise to the Board and Kforce, an area that Kforce has targeted as a growth area. Kforce believes that his experience in the United States Navy is important in understanding the military culture, given that many of its executives at all levels are former military officers and that Kforce actively recruits military officers for its operations.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE

Our Board believes that sound corporate governance is fundamental to the overall success of Kforce. Our Board believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. Our Board regularly reviews our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized governance authorities, and modifies our practices as warranted.

Corporate Governance Guidelines

The Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Code of Ethics and Business Conduct Policy serve to guide the operation and direction of the Board and its committees. These documents are published under “Corporate Governance” in the Investor Relations section of our website at www.kforce.com.

The Board of Directors

The Board’s primary functions are to:

¡	Oversee management performance on behalf of our shareholders;

¡	Advocate on behalf of the long-term interests of our shareholders;

¡	Monitor adherence to Kforce’s established procedures, standards and policies;

¡	Be actively involved in the oversight of risk that could affect Kforce;

¡	Promote the exercise of sound corporate governance; and

¡	Carry out other duties and responsibilities as may be required by state and federal laws.

Board Meetings

During 2012, the Board held seven meetings and committees of the Board held a total of 20 meetings. Each director attended 100% of both the meetings of the Board and the meetings held by all committees of the Board on which such director served.

Board Leadership Structure

The Board believes that Mr. Dunkel’s service as both Chairman of the Board and CEO is in the best interests of Kforce and its shareholders. In his capacity as CEO, Mr. Dunkel frequently meets with current and prospective shareholders to understand their perspectives and insights, which Mr. Dunkel is able to bring back to the full Board. Given Mr. Dunkel’s experience and understanding of the professional staffing industry, as one of Kforce’s founders and significant investors, and the issues, opportunities and challenges facing Kforce and its businesses, the Board believes Mr. Dunkel is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that Mr. Dunkel is a strong and effective leader and that Kforce has been well served by the combination of the two roles since its initial public offering in 1994. Additionally, Mr. Dunkel beneficially owns greater than 5% of Kforce’s outstanding common stock which the Board believes closely aligns Mr. Dunkel’s interest with those of our other shareholders. The Board believes the grant of this dual role signals its confidence in the leadership abilities of Mr. Dunkel, enhances information flow, enhances Kforce’s culture, ensures clear accountability and promotes efficient decision making, all of which we believe are essential to effective governance. The Board believes Mr. Dunkel’s CEO duties and in-depth knowledge of Kforce’s business and industry, operations and challenges places him in the best position to both guide and implement the Board’s direction. We also believe that the combined role allows for more productive Board meetings.

The Board also believes that any perceived negative aspects of Mr. Dunkel’s dual role are mitigated by the role of Mr. Struzziero as Chair of the Corporate Governance Committee and lead independent director. Mr. Struzziero serves as a key additional communication point for the independent directors with Mr. Dunkel relating to any concerns raised in the meetings of the independent directors (which occur no less frequently than once a calendar quarter). He also addresses agenda items with Mr. Dunkel. The Board considers Mr. Struzziero to be very effective in this role.

Board’s Role in Risk Management

The Board takes an active role with respect to risk management activities of Kforce and believes that it is effective in its role. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board accumulates and assesses information regarding risk management on a regular basis.

The Board carries out this responsibility through committee reports as well as through regular reports directly from officers of Kforce who are responsible for oversight of the various risks within Kforce. Materials regularly provided at each Board meeting include: (i) an executive summary that includes, among other items, a risk factors section; (ii) Kforce’s financial and operational status; (iii) management’s assessment of the current state of the capital markets and macro-economic environment; (iv) management’s analysis on the current state of the staffing industry; (v) corporate development activities; (vi) a claims and litigation summary; and (vii) reports on other matters that may arise from time to time, which require reporting to the Board.

Also at each regularly-scheduled quarterly meeting of the Board, updates are provided by each of the Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. The committee reports are meant to summarize committee activities and bring any necessary items to the attention of the full Board. In addition, Kforce’s Business Process and Assurance Services (“BPAS”) team, which reports to the Audit Committee, sets forth a comprehensive internal audit plan, which is approved on an annual basis by the Audit Committee. This plan is formulated based on BPAS’s assessment of risk within Kforce, which is partly based on discussions with Kforce’s officers, directors and other key personnel as well as the results of their previous operational and financial audits.

In addition, on a monthly basis, the Board receives a financial update from management along with a description of certain significant events and risk factors that have occurred in each period as well as any other necessary items requiring the attention of the full Board.

Board Diversity

Kforce believes the backgrounds and experiences of its directors are diverse and enable it to achieve a healthy mix of different perspectives on the Board. Although Kforce has not adopted any formal diversity policy, it believes its Nomination Committee has been successful in crafting a desirable mix of skill sets and backgrounds on the Board. Various Board members have significant expertise in fields such as banking, executive compensation, healthcare, government contracting, investment banking/strategic advisory, insurance, and sustainability, as well as staffing. Kforce has at least two individuals who qualify as audit committee financial experts, as well as two individuals with extensive military experience, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and examines its functionality, in order to ensure the Board has a well functioning mix of diverse backgrounds and expertise.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.kforce.com.

Minimum Director Stock Ownership

To strengthen the alignment of interests between directors and shareholders, our Board has adopted formal ownership guidelines, which require directors to hold the lesser of three times retainer or 5,000 shares of Common Stock. As of the Record Date, all of our directors were in compliance with the policy. The stock ownership policy is incorporated into the Corporate Governance Guidelines, which is available on the Investor Relations section of our website at www.kforce.com.

Minimum Executive Stock Ownership

To further align the interests between executives and shareholders, our Board has adopted formal ownership guidelines. For its named executive officers (“NEOs”), the following minimum stock ownership guidelines are required by position:

¡	CEO – the lesser of five times base salary or 200,000 shares of Common Stock;

¡	President – the lesser of three times base salary or 100,000 shares of Common Stock;

¡	CFO – the lesser of three times base salary or 100,000 shares of Common Stock; and

¡	All other NEOs – the lesser of two times base salary or 50,000 shares of Common Stock.

Additionally, the formal ownership guidelines requires all other members of its internal executive committee (a total of 12 members in addition to its 5 NEOs, or an aggregate of 17 members) to hold a minimum of 15,000 shares of Common Stock. As of the Record Date, all NEOs and other members of its executive committee were in compliance with the policy. The executive stock ownership policy is incorporated into the Corporate Governance Guidelines, which is available on the Investor Relations section of our website at www.kforce.com.

Clawback Policy

In order to continually enhance the alignment of our corporate governance practices with the interests of our shareholders, the Board amended the Corporate Governance Guidelines in March 2012 to include a clawback policy. Accordingly, in the event of a restatement of our financial statements as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate (in its sole discretion and to the extent permitted or required by governing law), recover from current executives any incentive-based compensation for any relevant performance periods beginning after March 30, 2012.

Insider Trading, Anti-Pledging and Anti-Hedging

In February 2013, the Board adopted the Kforce Inc. Amended and Restated Insider Trading and Disclosure Policy, which superseded the previous insider trading policy. This Policy governs the trading in Firm securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to the Firm’s material, nonpublic information (collectively referred to as “Insiders”). In addition to other prohibited activities identified within the Policy, the Policy states that (i) no employee, including Insiders, may trade in Kforce securities while in the possession of material, nonpublic information concerning the Firm, (ii) no Insider may trade in Kforce securities during designated black-out periods, (iii) certain Insiders are required to obtain pre-approval to trade in Kforce securities, (iv) no Insider may margin, make any offer to margin, hold any Kforce securities in a margin account or otherwise pledge any of the Firm’s securities as collateral in any way and (v) no Insider may engage in any hedging transaction relating to Kforce securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trade in any interest or position relating to the future price of Kforce securities, such as a put, call or short sale.

Communications with the Board

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.

Director Attendance at Annual Meetings

Pursuant to its Corporate Governance Guidelines, all directors are invited to attend the Annual Meeting of Shareholders. Mr. Dunkel, Chairman, attended Kforce’s 2012 Annual Meeting of Shareholders.

Committees of the Board

The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nomination Committee are available on the Investor Relations section of our website at www.kforce.com.

The following table describes the current members of each of the committees and the number of meetings held during 2012.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
John N. Allred *	X		X	X
W.R. Carey, Jr. *	X	X	X	Chair
Richard M. Cocchiaro **					X
David L. Dunkel **					Chair
Mark F. Furlong *	Chair	X	X
Patrick D. Moneymaker *			X		X
Elaine D. Rosen *		Chair	X	X
Ralph E. Struzziero *		X	Chair
Howard W. Sutter **					X
A. Gordon Tunstall *			X		X
Number of Meetings	5	9	4	2	0

*	The Board has determined that these members are independent pursuant to NASDAQ and SEC Rules.

**	The Board has determined that these members are not independent pursuant to NASDAQ and SEC Rules.

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include: (1) reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; (2) reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ audits and reviews, as applicable, of such financial information; (3) reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; (4) conferring with the independent auditors with regard to the adequacy of internal controls; and (5) reviewing with the independent auditors (i) all critical accounting policies and practices, (ii) all alternative treatments of financial accounting and disclosures within accounting principles generally accepted in the United States (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately with the Audit Committee.

The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission of concerns regarding accounting or auditing matters.

Each member of the Audit Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Board has determined that Mr. Furlong is an “audit committee financial expert,” as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.

To the extent the Audit Committee deems it necessary in fulfilling its objectives; it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors that are not committee members).

Compensation Committee

The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, performance incentive plans or stock purchase plans; approves any new or amended employment agreements for executive management and grants or awards to executive management under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC Rules. See the “Compensation Discussion and Analysis” section for a description of the role of executive officers in determining or recommending the amount or form of executive and director compensation. With regard to issues within its authority, the Compensation Committee has the sole authority to select, retain and terminate legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee has retained Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant, annually to review the Compensation Discussion & Analysis contained in the Proxy Statement, to advise on setting the NEO compensation framework, to regularly provide independent advice on current trends in compensation design and as needed to assist with certain other compensation arrangement matters for the NEOs. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Firm has determined that no conflicts of interest exist between the Firm and PM&P (or any individuals working on the Firm’s account on PM&P’s behalf).

To the extent the Compensation Committee deems it necessary in fulfilling its objectives; it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).

Each member of the Compensation Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Compensation Committee’s responsibilities are more fully set forth in its written charter.

Corporate Governance Committee

The purposes of the Corporate Governance Committee are to: (i) encourage and enhance communication among independent directors; (ii) provide a forum for independent directors to meet separately from management; (iii) provide leadership and oversight related to ethical standards and (iv) provide a channel for communication with the CEO. Each member of the Corporate Governance Committee is independent within the meaning of NASDAQ Rules and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Corporate Governance Committee meets on a quarterly basis. The Chair of the Corporate Governance Committee serves as the lead independent director.

The Corporate Governance Committee’s responsibilities are more fully set forth in its written charter.

Nomination Committee

The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee also establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. To the extent the Nomination Committee deems it necessary in fulfilling its objectives; it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).

As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives to identify directors who will: (i) bring to the Board a variety of experience and backgrounds; (ii) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (iii) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of the Nomination Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605.

Each member of the Nomination Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.

Executive Committee

The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Directors’ Compensation

The following table shows the annual compensation of our directors, except Mr. Dunkel, for the fiscal year ended December 31, 2012, which consisted of the following components:

Name (a)	Year (b)	Fees Earned or Paid In Cash (1) (c)	Stock Awards (2) (d)	All Other Compensation (e)		Total (f)
John N. Allred	2012	$56,000	$60,050	$0		$116,050
W.R. Carey, Jr.	2012	$84,000	$60,050	$0		$144,050
Richard M. Cocchiaro	2012	—	—	$238,320	(3)	$238,320
Mark F. Furlong	2012	$85,000	$60,050	$0		$145,050
Patrick D. Moneymaker	2012	$42,000	$60,050	$32,500	(4)	$134,550
Elaine D. Rosen	2012	$79,000	$60,050	$0		$139,050
Ralph E. Struzziero	2012	$75,000	$60,050	$0		$135,050
Howard W. Sutter	2012	—	—	$999,041	(5)	$999,041
A. Gordon Tunstall	2012	$42,000	$60,050	$0		$102,050

(1)	Fees earned or paid in cash consist of an annual retainer for each Board member of $20,000 and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash also include annual retainers for each committee chairperson, as follows: $15,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $15,000 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $10,000 paid to W.R. Carey, Jr. for his service as Nominating Committee Chair and $15,000 paid to Ralph E. Struzziero for his service as Corporate Governance Committee Chair. Messrs. Cocchiaro and Sutter are not compensated for their service on the Executive Committee of the Board, which did not meet during 2012.
(2)	During the year ended December 31, 2012, Kforce granted 5,000 shares of restricted stock (“RS”) as a long-term incentive to each member of the Board except for Messrs. Cocchiaro and Sutter. The closing stock price on the date of grant was $12.01. The amounts in this column represent the aggregate grant date fair value.
(3)	Mr. Cocchiaro is employed by us and his compensation in 2012 consisted of the following items: $159,650 in base salary, $40,000 in bonus, $2,592 in matching contributions made by Kforce for 2012 attributable to defined contribution plans and $36,078 of aggregate change in the accumulated benefit obligation for the Supplemental Executive Retirement Health Plan (“SERHP”) using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2012. Mr. Cocchiaro is not compensated for his service on the Board.
(4)	In addition to being a director of Kforce Inc., Mr. Moneymaker is the Chair of the Board of Directors of KGS, a wholly-owned subsidiary of Kforce Inc. His 2012 compensation for being a director of KGS was $32,500.
(5)	Mr. Sutter is employed by us and his compensation in 2012 consisted of the following items: $235,000 in base salary, $368,018 in bonus, $308,827 of aggregate grant date fair value of a cash-based alternative long-term incentive (“ALTI”) granted during 2012, $6,557 in matching contributions made by Kforce in 2012 attributable to defined contribution plans and $80,639 of aggregate change in the accumulated benefit obligation for the SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2012. The ALTI contained an initial total targeted payout of $319,000 and the ALTI payouts were to have been measured over three discrete annual periods in 2012, 2013, and 2014 based on Kforce’s Common Stock ranking each year relative to its industry peer group for the respective year. As discussed further below, the Board exercised its discretion to accelerate the vesting of all outstanding and unvested RS and ALTI awards effective March 31, 2012 for tax planning purposes.

The following table shows the aggregate number of stock awards and options to purchase Kforce stock held by our non-employee directors at December 31, 2012:

Name	Aggregate Number of Stock Awards Held (1)	Aggregate Number of Unexercised Options Held (1)
John N. Allred	5,373	20,000
W.R. Carey, Jr.	5,373	24,464
Mark F. Furlong	5,373	20,000
Patrick D. Moneymaker	5,373	10,000
Elaine D. Rosen	5,373	25,000
Ralph E. Struzziero	5,373	24,464
A. Gordon Tunstall	5,373	7,768

(1)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Beneficial Ownership of Common Stock.”

TRANSACTIONS WITH RELATED PERSONS

During 2012, Kforce made payments to a third party, ExecuJet, related to the leasing of aircraft for business-related travel services for certain of our executives in the amount of $214,623. These payments covered customary charges such as flight and fuel charges, and landing fees. An aircraft leased from ExecuJet is partially owned by an entity under the control of our Chairman and Chief Executive Officer, David Dunkel. When the aircraft is not being used by Kforce for business travel or Mr. Dunkel for personal use, ExecuJet has the ability to utilize the aircraft in its chartering operations. Kforce did not pay for Mr. Dunkel’s, or any of its other officers’ or directors’, personal use of the aircraft. The original term of the agreement between ExecuJet and Kforce was for a period of 12 months from its effective date of September 25, 2007 and has been renewed for additional 12-month periods. Pursuant to the agreement with ExecuJet, Kforce receives the maximum discount allowable under applicable Federal Aviation Administration regulations for each hour of flight time, which Kforce believes is at below-market rates for the charter of similar aircraft.

During 2012, Mr. Struzziero’s son was employed by Kforce Government Solutions Inc. (“KGS”), a wholly-owned subsidiary of Kforce. Mr. Struzziero’s son was hired by KGS leadership in a non-executive business development role based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero’s son has no involvement in management decisions of KGS. Mr. Struzziero had no influence in the hiring of his son nor does Mr. Struzziero have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero’s son was approximately $168,600, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero’s son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment would not impair Mr. Struzziero’s independence.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions that it believes to be significant, and all potential related party transactions that it believes to be significant, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2013, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.

Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Independent Registered Public Accountants—Fee Information

Audit Fees

Fees for audit services totaled $1,145,078 in 2012 and $958,408 in 2011, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q. The increase in fees for audit services primarily pertains to the divestiture of Kforce Clinical Research, Inc. and certain goodwill impairment procedures necessary in the performance of the annual audit.

Audit-Related Fees

Fees for audit-related services totaled $18,250 in 2012 and $21,000 in 2011. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to acquisitions.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP totaled $48,069 in 2012 and $4,041 in 2011.

All Other Fees

No fees for all other services not described were incurred during 2012 or 2011.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

During the fiscal year ended December 31, 2012, 100% of audit-related services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ Rules and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2013, and to provide review services for each of the quarters in the year ending December 31, 2013.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Named Executive Officers

The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (a) our NEOs; (b) our directors and (c) all of our directors and executive officers as a group.

	Shares of Kforce Common Shares Beneficially Owned
Name of Individual or Identity of Group	Number (1)(2)	Percent of Class
John N. Allred	50,375	*
W.R. Carey, Jr.	54,837	*
Richard M. Cocchiaro	1,880,807	5.38%
David L. Dunkel	2,143,846	6.13%
Michael L. Ettore	50,000	*
Mark F. Furlong	47,473	*
Joseph J. Liberatore	502,450	1.44%
Randal Marmon	135,477	*
Patrick D. Moneymaker	30,373	*
Elaine D. Rosen	46,373	*
William L. Sanders	606,051	1.73%
Ralph E. Struzziero	75,763	*
Howard W. Sutter	1,815,907	5.19%
A. Gordon Tunstall	13,141	*
All directors and executive officers as a group (17 persons)	7,550,814	21.52%

*	Less than 1% of the outstanding common shares

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options, as follows: Mr. Allred, 20,000; Mr. Carey, 24,464; Mr. Furlong, 10,000; Mr. Moneymaker, 10,000; Ms. Rosen, 25,000; Mr. Struzziero, 24,464; and Mr. Tunstall, 7,768.
(2)	Includes 14,250 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 2,581,030 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 2,000 (shares held by mother), 3,437 (shares held by sons), 42,963 (shares held by Cocchiaro Family Foundation), 493,645 (shares held by the David L. Dunkel Irrevocable Children’s Trust of which Mr. Cocchiaro is the sole trustee) and 10,589 (shares held by the David L. Dunkel 2003 Relatives’ Trust of which Mr. Cocchiaro is the sole trustee); Mr. Dunkel, 158,859 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sanders, 172,058 (shares held by Karen M. Sanders Trust); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Sutter, 5,000 (shares held by spouse), 1,541,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 149,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee).

Owners of More Than 5%

The following table shows the number of common shares held by persons known to Kforce, in addition to Messrs. Dunkel, Cocchiaro and Sutter (whose business address is c/o Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605), to beneficially own more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	3,816,356	10.92%

Fidelity Management & Research Company (2) 82 Devonshire Street Boston, Massachusetts 02109	3,284,378	9.39%

BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	2,261,650	6.47%

(1)	Based on Amendment No. 5 to Schedule 13G dated February 10, 2013 in which T. Rowe Price Associates, Inc. (“Price Associates”) reported that, as of January 31, 2013, it had sole voting power over 677,460 of the shares and sole dispositive power over all 3,816,356 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For Exchange Act reporting requirement purposes, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	Based on Amendment No. 2 to Schedule 13G dated February 13, 2013, in which Fidelity Management and Research Company reported that, as of December 31, 2011, it had sole dispositive power over all 3,284,378 shares.
(3)	Based on Amendment No. 3 to Schedule 13G dated February 4, 2013 in which BlackRock, Inc. reported that, as of December 31, 2012, it had sole voting and dispositive power over all 2,261,650 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC. The directors, officers and 10 percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our Common Stock were in compliance with their filing requirements for all transactions that occurred during our most recent fiscal year.

EXECUTIVE OFFICERS

Michael R. Blackman, 58, has served as Kforce’s Chief Corporate Development Officer since December 2009. Prior to his appointment as Chief Corporate Development Officer, Mr. Blackman served as Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.

David L. Dunkel, 59, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael Ettore, 56, has served as Kforce’s Senior Vice President and Chief Services Officer since October 2004. Mr. Ettore joined Kforce in 1999 and has served as the Vice President, Leadership Development and Vice President, Operations. Prior to joining Kforce, Mr. Ettore served in the United States Marine Corps as an Infantry Officer, retiring in 1998, after 24 years of service.

Jeffrey B. Hackman, 34, has served as Kforce’s Chief Accounting Officer and Principal Accounting Officer since February 2009. Prior to his appointment as Chief Accounting Officer, Mr. Hackman served as the SEC Reporting Director from October 2007 to February 2009. Prior to joining Kforce, Mr. Hackman was employed by Grant Thornton LLP as an audit senior manager beginning in September 2002.

David M. Kelly, 47, has served as Kforce’s Senior Vice President and Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President, Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore, 50, has served as Kforce’s President since January 2013 and served as Corporate Secretary from February 2007 to February 2013. Prior to his appointment as President, Mr. Liberatore served as Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce since 1988.

Randal Marmon, 50, has been Chief Customer Officer of Kforce since January 2009. Prior to his appointment as Chief Customer Officer, Mr. Marmon served as President for the East Region of Kforce from 2004 to 2009. Mr. Marmon has served in various roles at Kforce since he joined Romac International, one of Kforce’s predecessors, in 1992, including serving as Vice President for Major/National Accounts, Vice President for Strategic Business Relationships, Vice President for Business Development, Market Director and as a staffing consultant.

William L. Sanders, 66, has served as Vice Chairman since January 2013. Prior to his appointment as Vice Chairman, Mr. Sanders served as Kforce’s President from October 2004 to December 2012, Corporate Secretary from April 1999 to February 2007, Chief Operating Officer from 2002 to 2007 and Senior Vice President from 1999 to 2002. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, our overall objectives, each element of our executive compensation and the underlying compensation framework. The CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs, which could differ materially based on actual results.

The CD&A primarily focuses on the compensation of our named executive officers (“NEOs”) for the fiscal year ended December 31, 2012. Additionally, as a result of the comprehensive review by the Compensation Committee (“Committee”) and extensive institutional shareholder discussions following the vote “against” Say on Pay at the 2012 Annual Meeting of Shareholders, the CD&A includes a detailed review of what the Committee believes to be significant changes to the structure and level of NEO compensation, particularly and including CEO compensation, for both 2012 and the prospective NEO compensation framework for 2013 to 2015.

For purposes of the discussion within this CD&A, Kforce’s NEOs for fiscal 2012 and anticipated for 2013 (based on the leadership changes reported in our Current Report on Form 8-K filed with the SEC on October 29, 2012) are as follows:

2012 Named Executive Officers (“2012 NEOs”)	Position	Anticipated 2013 Named Executive Officers (“2013 NEOs”)
David Dunkel	CEO	David Dunkel
William Sanders	President	Joseph Liberatore
Joseph Liberatore	CFO	David Kelly
Michael Ettore	Chief Services Officer	Michael Ettore
Randal Marmon	Chief Customer Officer	Randal Marmon

Executive Summary

As reported previously with the SEC, a majority of our shareholders voted “against” Say on Pay at the Annual Meeting of Shareholders held on June 19, 2012. The final vote count resulted in approximately 59% of our shareholders voting (excluding broker non-votes) against Kforce’s executive compensation. The Board and the Committee considered the outcome of this vote to be a matter of great significance. As a result, the Committee immediately initiated and directed a comprehensive review in response to the concerns regarding executive compensation expressed by our shareholders. The objectives and scope of the comprehensive review included:

a.	An assessment of, and modification to, the 2012 NEO compensation plan with a specific focus on the CEO;

b.

A redesign of the executive compensation framework for fiscal years 2013 to 2015 in an attempt to further align NEO compensation with Kforce’s performance using longer-term measurement periods and better alignment (at approximately the 50th percentile of the comparable market) with the compensation of the broader market for similarly-sized companies; and

c.	A review of corporate governance surrounding compensation-related matters.

In order to assist the Committee in carrying out the scope of the comprehensive review and successful achievement of the objectives, the Committee engaged Pearl Meyer & Partners (“PM&P”) and, at the direction of the Committee, management engaged Georgeson Inc. to assist most specifically with the shareholder outreach program. The Committee believes each of these independent third-party companies brought critical subject matter expertise to this comprehensive review.

Additionally, the Committee believes the active engagement with Kforce’s largest 25 institutional shareholders, which held at that time approximately 60% of Kforce’s outstanding common stock, as well as with two of the most influential shareholder advisory firms (“Shareholder Outreach”) was critical to the successful achievement of the objectives outlined above.

Shareholder Outreach

The Committee mandated the Shareholder Outreach program, with the Chair of the Committee taking an active, personal role in the process. The Shareholder Outreach program was designed to obtain feedback related to the changes to NEO compensation, including our CEO, prior to approval. The proposed actions, as described in more detail in our 8-K filed with the SEC on November 2, 2012 prior to the initiation of the Shareholder Outreach program, were as follows:

a.	Assessment of and modification to the 2012 NEO compensation plan with a specific focus on the CEO. The most significant proposed modifications were:

•

Elimination of the performance-based long-term incentive (“LTI”) for our CEO for 2012, which was to be granted on January 2, 2013 and the full impact of which will be shown in the 2014 proxy statement;

•	Elimination of the annual performance-based incentive bonus for our CEO; and

•	Elimination of the alternative relative revenue performance metric from the annual performance-based incentive bonus for all NEOs, including the CEO.

b.	A redesign of the executive compensation framework for fiscal years 2013 to 2015 to reduce NEO compensation to more comparable market median levels. The most significant proposed modifications as compared to the framework from prior years were:

•	Significant reduction in targeted and maximum CEO compensation to more comparable market median levels;

•	Reduction of targeted and maximum annual incentive compensation that can be earned by each NEO;

•	Elimination of the alternative relative revenue performance metric from the annual performance-based incentive bonus calculation for all NEOs;

•

Elimination of the annual equity-based LTI for the CEO, and the substitution of an annual cash-based performance incentive plan based on three-year TSR performance, driven by the CEO’s existing significant share ownership;

•

Equity-based LTI awards for its NEOs, excluding the CEO, will be based upon a pre-defined dollar amount not to exceed the lesser of 2% of Kforce’s market capitalization or $9 million, in the aggregate, for all employees of Kforce versus the LTI pool previously being based on a percentage (ranging from 2% to 4% based on TSR performance) of common shares outstanding; and

•	Adoption of a three-year performance period for all LTI awards.

In addition to the proposed actions above, during the Shareholder Outreach the Committee and the Board considered the need for changes to corporate governance surrounding compensation matters beyond those previously approved by the Board and/or the Committee prior to the knowledge of the outcome of the Say on Pay vote. The recent actions taken by the Committee and/or the Board pertaining to corporate governance are discussed below.

Of the largest 25 institutional shareholders contacted, the Committee Chair and/or Kforce management had discussions with a total of 14, including the five largest and nine of the top 10 largest institutional shareholders. Those institutional shareholders with whom we did not speak declined due to their internal policies and preferences.

The reaction received by the Committee throughout the Shareholder Outreach program was very positive and all shareholders indicated their appreciation of the Committee’s prompt reaction, thoroughness of approach and the significance of the proposed actions. While there were no specific suggested changes to the Committee’s proposals, the feedback included:

•	Suggested metrics used by certain institutional shareholders that the Committee could use to monitor the appropriateness of NEO compensation;

•	Recommendations to improve disclosures of the executive pay framework within Kforce’s proxy statement; and

•	Concerns with certain corporate governance policies, many of which were addressed by the Committee as indicated below while the remainder are being considered by Kforce’s Board.

After taking into account all feedback received from the Shareholder Outreach program, the Committee approved the modifications to 2012 compensation for the NEOs and also established the NEO compensation framework for fiscal years 2013 to 2015 on December 26, 2012 which are described in more detail below.

Modifications to 2012 NEO Compensation Plan

As noted above, the Committee’s focus included the reassessment of the 2012 NEO compensation plan, which was approved in February 2012 prior to the vote “against” Say on Pay. Due to the Committee’s application of negative discretion to conform to our objective of market median compensation and as a result of its review, certain portions of the 2012 NEO compensation, particularly the CEO’s, were reduced or eliminated despite the timing of the “against” Say on Pay vote occurring after the approval of the 2012 NEO compensation plan. The Committee views the reductions and eliminations made to 2012 NEO compensation to be a “bridge” to conform, where possible, to the pay practices as redesigned within the 2013 to 2015 compensation framework, which targets NEO compensation at the median within the broader market for similarly sized companies.

The following table provides the modifications approved by the Committee to the 2012 NEO compensation plan and the impact of those actions that reduced 2012 CEO compensation from what otherwise would have been earned of $5,109,472 (absent the Committee’s actions discussed below) to $750,000, or a reduction of approximately 85%:

Modifications to 2012 NEO Compensation Plan	Explanation of Modification	Impact to 2012 Earned CEO Compensation
Reductions:
• Elimination of 2012 performance-based LTI scheduled to be granted on January 2, 2013 for the CEO only.

•   Kforce grants LTIs (whether made in equity or cash) to its NEOs to help ensure the long-term success of Kforce, and to align executive and shareholder interests. LTIs are granted based on the achievement of pre-established performance goals approved by the Committee relating to Kforce’s common stock performance relative to our pre-established industry peer group. The Committee used its negative discretion to conform to our objective of market median compensation and eliminated the LTI for the CEO for the 2012 performance period.

		$(2,581,972) (1)

• Elimination of annual performance-based incentive bonus for the CEO only.

•   The Committee previously approved an annual performance-based incentive plan structure to be based on the extent by which certain individual management business objectives, revenue and EPS goals (the “financial targets plan”) were achieved. The Committee exercised its negative discretion to conform to our objective of market median compensation and eliminated this annual performance-based incentive bonus for the CEO only.

		$(1,192,500) (2)

• Elimination of the alternative relative revenue performance metric from annual performance-based incentive plan for each NEOs.

•   Historically, the annual performance-based incentive bonus is calculated by selecting, after the end of the year, the greater amount as determined under the financial targets plan and an alternative relative revenue performance plan. The Committee used its negative discretion to conform to our objective of market median compensation and eliminated the alternative relative revenue performance metric.

		$(585,000) (3)
	Total Reduction to 2012 Earned CEO Compensation	$(4,359,472)

	Total 2012 Earned/Paid CEO Compensation	$750,000 (4)

(1)

Based on TSR for the 2012 performance period, Kforce placed 6th out of a total of 9 industry peer group members (in the 38th percentile). As a result, Mr. Dunkel was eligible to have received an LTI with a grant date fair value of $2,581,972 (using the closing stock price on the grant date of $14.58). As was disclosed in last year’s Proxy Statement, the Committee instituted an LTI limitation for our CEO of 0.50% of the market capitalization of Kforce Inc. using the latest publicly disclosed number of shares outstanding prior to December 31, 2012. Without this cap, the grant date fair value of the LTI would have been $3,326,470. While the grant date fair value of this LTI award of $2,581,972 relates to the 2012 performance period, SEC rules would have required this amount to be included in the 2013 SCT.

(2)	Based on the financial results for fiscal 2012, which are described in more detail below, Mr. Dunkel would have been eligible to receive a performance-based incentive bonus of $1,192,500, excluding the impact of the relative revenue performance metric.
(3)	During fiscal 2012, Kforce ranked in the top half of its industry peer group for relative revenue performance resulting in a potential payout of 275% of 80% of Mr. Dunkel’s base salary, which would have been greater than the bonus earned under the financial targets plan by $585,000.
(4)	Represents total 2012 earned CEO compensation that was paid and is reflective of all eliminations and/or reductions in compensation approved by the Committee on December 26, 2012. The amount is Mr. Dunkel’s 2012 base salary.

Changes to NEO Compensation Framework for Fiscal Years 2013 to 2015

The Committee believes that the 2013 to 2015 NEO compensation plan framework will result in significant reductions in compensation of its NEOs, further align the NEO compensation with Kforce’s performance using longer-term measurement periods and will target NEO compensation at the 50th percentile of similar positions within the broader market for similarly sized companies. The significant changes to the 2013 to 2015 NEO compensation plan framework are as follows:

2013 to 2015 Compensation Framework	Past Compensation Practice	Reason for Modification
• NEO compensation will be targeted at the 50th percentile of industry in the 2013 to 2015 NEO compensation plan framework.	• Total pay and performance levels for NEOs were targeted between the 50th percentile (median) and the 75th percentile of the industry average.	• Reduce NEO compensation to the 50th percentile of industry.

• Reduction of the maximum amounts that can be earned by each NEO in the annual incentive plan to 200% of base salary.	• The 2012 NEO compensation plan permitted maximum payouts of 400% under the annual incentive plan.	• Reduce NEO compensation to the 50th percentile of industry.

• Reduction in targeted payout of NEO annual incentive plan compensation to a range of 19% to 25% of base salary.	• Targeted 2012 NEO annual incentive plan compensation ranged from 143% to 240% of base salary.	• Reduce NEO compensation to the 50th percentile of industry.

• Elimination of alternative relative revenue performance measure from the annual incentive compensation calculation.

•    Historically, the annual incentive compensation was calculated by using, after the end of the performance period, the greater amount as determined under a financial targets plan and a relative revenue performance plan.

•    The previous alternative relative revenue performance metric was first introduced as an alternative during the most recent economic downturn in which there was a disconnect between relative revenue performance and shareholder return.

•    In lieu of an equity-based LTI, the CEO will be eligible for an annual cash-based performance bonus plan with a maximum payout of $1 million based upon Kforce’s three-year total shareholder return (“TSR”) relative to our industry peer group. Additionally, for the CEO to receive any payout under this plan, Kforce’s relative three-year TSR must be at or above the 70th percentile of a separately designated peer group, which will be selected annually by the Committee in consultation with PM&P and will be representative of the broader market.

•    The previous LTI was awarded in the form of equity or, if the number of shares available for grant were limited, in the form of a cash-based ALTI. Both the previous LTI and ALTI plan, which were based upon a one-year performance of Kforce’s common stock relative to Kforce’s industry peer group, had potential payouts ranging from 2% to 4% of common shares outstanding.

•    For our CEO, using an assumed stock price on the date of grant of $15.00 and 35 million common shares outstanding, the prior compensation practice would have yielded (absent the Committee exercising its negative discretion) a grant date fair value of $2,625,000, which which would have been limited by the 0.5% LTI cap.

•    The equity-based LTI was eliminated because the CEO beneficially owns greater than 5% of Kforce’s outstanding common stock and the Committee believes the annual performance-based cash award will have an increased motivational value as compared to additional equity-based compensation and does not believe that this change will impact retention.

•    Equity-based LTI awards for its NEOs, excluding the CEO, will be based upon a pre-defined dollar amount (a number of equity shares, if available, will be awarded equal to the pre-defined dollar amount divided by the share price on the date of grant) not to exceed the lesser of 2% of market capitalization or $9 million. The dollar amount of the LTI pool will be based upon the three-year performance of Kforce’s common stock relative to its industry peer group. The LTI pool will be distributed as follows: (i) 33% of the LTI pool will be awarded to the NEOs, excluding the CEO; (ii) 45% will be awarded to other non-NEO members of executive management; and (iii) the remaining portion of 22% will be reserved for potential grants to other employees.

•    Previous LTI grants were awarded using varying percentages (from 2% to 4%) of common shares outstanding based upon the annual performance of Kforce’s common stock relative to its industry peer group. Under the Kforce Inc. 2006 Stock Incentive Plan, approximately 80% of the shares granted were made to the NEOs since the inception of the plan.

•    As compared to the past compensation practice, this change is expected to reduce the impact that Kforce’s share price can have on the grant date fair value of the LTI grant, as well as the ultimate amount of compensation earned and shares awarded as a result of such grant.

•    The CEO’s ultimate annual cash-based performance bonus and the ultimate LTI award for all other NEOs will be determined based upon the three-year performance of Kforce’s common stock relative to its industry peer group or, where indicated above, a separately designated peer group that is representative of the broader market.

	• LTI grants were historically awarded based upon the annual performance of Kforce’s common stock relative to its industry peer group.	• Aligns compensation with longer term shareholder value creation.

•    In 2013, the base salary for the CEO will be increased to $800,000, which will be the first increase in more than 5 years. In addition, the compounded increase in base salary from 2007 to 2012 for our CEO is 2.1%.

	• The base salary for the CEO in 2012 was $750,000.	• Increases the base salary for the CEO to comparable market median levels.

Corporate Governance Changes

In addition to the above compensation changes, the Board and Committee determined to make certain corporate governance changes that they believed would be receptive to the concerns implied by the “against” Say on Pay vote and would be consistent with our historical philosophy to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. The Clawback Policy and Minimum Executive Ownership governance changes were made prior to the knowledge of the outcome of the Say on Pay vote, while the extension of the minimum holding period and the Insider Trading, Anti-Pledging and Anti-Hedging Policy were made in response to the Say on Pay vote. Below is a list of our recent corporate governance changes:

•

Clawback Policy - In March 2012, the Board amended the Corporate Governance Guidelines to include a clawback policy. Accordingly, in the event of a restatement of our financial statements as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate (in its sole discretion and to the extent permitted or required by governing law), recover from current executives any incentive-based compensation for any relevant performance periods beginning after March 30, 2012.

•

Minimum Executive Stock Ownership - The Board adopted amended and restated minimum share ownership guidelines for its executives that included more stringent minimum share ownership guidelines and expanded these guidelines’ applicability to include all members of its internal executive committee (a total of 17 executives, including the 5 NEOs).

•

Extension of Minimum Holding Period For Previously Accelerated Equity-Based LTI - As was reported in our Current Report on Form 8-K filed with the SEC on October 4, 2012, the Committee amended the Stock Ownership Guidelines Agreement for Messrs. Dunkel, Sanders and Liberatore to extend the minimum holding period by twelve months to September 30, 2013 for the net shares received in connection with the Board’s discretionary acceleration of substantially all outstanding and unvested LTIs that were in effect on March 31, 2012. Accordingly, the minimum holding period was increased from the original six months to eighteen months, which the Committee believes more effectively maintains the original retention incentive associated with the previously unvested long-term equity incentives.

•

Insider Trading, Anti-Pledging and Anti-Hedging Policy - In February 2013, the Board adopted the Kforce Inc. Amended and Restated Insider Trading and Disclosure Policy (the “Policy”), which, in addition to other prohibited activities, states (i) no insider may margin, make any offer to margin, hold any Kforce securities in a margin account or otherwise pledge any of the Firm’s securities as collateral in any way and (ii) no insider may engage in any hedging transaction relating to Kforce securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trade in any interest or position relating to the future price of Kforce securities, such as a put, call or short sale. This Policy superseded the previous insider trading policy.

Executive Summary Conclusion

The Committee took very seriously the negative vote on Say and Pay and believes that it acted swiftly and aggressively in taking the actions it believed were in the best interests of its shareholders. The Shareholder Outreach, which resulted from the negative Say on Pay vote, afforded the Committee and management an opportunity to hear from the shareholders as well as from two of the most influential shareholder advisory firms as to their thoughts and viewpoints on the actions ultimately approved on December 26, 2012 by the Committee. The results of the Shareholder Outreach program were influential to the Committee’s actions and are expected to be factored into future deliberations and decision making. While some of the results from these actions will be included in the compensation amounts described in next year’s proxy statement (as dictated by both timing of the Say on Pay vote and regulations covering the reporting of compensation in the Summary Compensation Table) we believe our shareholders will appreciate both the magnitude and the breadth of the compensation changes implemented as well as the actions taken pertaining to certain corporate governance changes.

Compensation Committee Roles and Responsibilities

The Committee is responsible for setting Kforce’s compensation principles to guide the design of its executive compensation framework. The Committee is also responsible for determining the annual compensation of the CEO and the other executive officers, including the other NEOs. The practice of the Committee has been to develop a three-year NEO compensation framework, which was most recently, as was anticipated, performed during 2012 for the 2013 through 2015 period. In determining the NEO compensation framework, the Committee engaged an independent third party compensation consultant, PM&P, who assists in benchmarking Kforce’s NEO compensation framework against (i) Kforce’s industry peer group as well as (ii) other peer groups using companies reasonably similar to Kforce. On an annual basis, compensation paid under the three-year NEO compensation framework is reviewed for: (i) compliance with the framework and alignment with performance; (ii) effectiveness of the compensation framework; and (iii) competitiveness of our executive compensation (including base salary and annual and long-term incentives) within our industry peer group and companies within a similar industry group using publicly available market data.

The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and the Chief Financial Officer and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion. The Committee is committed to: (i) staying informed of current issues and emerging trends; (ii) ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interest of the shareholders; and (iii) establishing and maintaining our pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.

Executive Compensation Philosophy and Other Practices

Executive Compensation Philosophy

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management. Those principles include:

a)	compensation should be aligned with performance;

b)	pay opportunities and compensation program design should be competitive with the market;

c)	share ownership should be promoted; and

d)	tax deductibility of executive compensation should be considered.

Alignment of Compensation with Performance

The Committee believes executive compensation should be aligned with Kforce’s performance and total shareholder returns. To align compensation with performance and shareholder return, the Committee emphasizes the use of performance-based compensation. The Committee also recognizes, and considers in determining compensation levels, that disparities may arise between Kforce’s performance and shareholder returns at certain times due to, among other factors, market and economic conditions. As a result, in the 2013 to 2015 NEO compensation framework the Committee uses different performance measurements in its annual incentive, long-term incentive programs and CEO cash-based TSR bonus. Our annual incentive plan uses a combination of earnings per share (“EPS”) and revenue metrics as performance measurements in addition to evaluating individual performance in the context of the achievement of Management Business Objectives (“MBOs”). Both the long-term incentive and CEO cash-based TSR bonus use a three-year TSR as compared to the industry peer group and, for determining whether a bonus is or is not paid, the CEO cash-based TSR bonus includes a three-year TSR as compared to a separately designed peer group representing a broader competitive market.

The Committee believes that maximizing the amount of performance-based compensation, or compensation “at risk,” that can be earned by its NEOs aligns with the interests of our shareholders and is an integral part of Kforce’s business strategies.

The charts below show fixed compensation (represented by base salary) and performance-based compensation (including PARS, RS, ALTIs and annual incentive compensation) as a percentage of total direct compensation (“TDC”) for the CEO and the other NEOs (in the aggregate) for 2012. Grants of PARS, RS and ALTIs are made pursuant to the achievement of pre-established performance criteria and we include them in performance-based compensation for this reason. For purposes of the charts below, we have used TDC. We define TDC as the amount of total compensation in the SCT less the amounts included in: (i) changes in pension value and nonqualified deferred compensation earnings column of the SCT (column (h)) and (ii) all other compensation column of the SCT (column (i)). We exclude these two columns because the figures are neither fixed (they will vary up and down over time) nor performance-based (changes are driven by factors other than performance).

During each of the last three years, performance-based compensation for the CEO averaged approximately 88% of TDC while performance-based compensation for the other NEOs ranged between 77% to 87% of TDC. Under the 2013 to 2015 framework, the performance-based portion of NEO TDC is expected to decline as compared to 2012 TDC given the significant expected overall reductions in the levels of NEO compensation. The Committee, however, still believes it is maximizing the amount of performance-based compensation for the NEOs.

Compensation and Plan Design should be Competitive with the Market

The Committee believes Kforce’s compensation programs should provide significant cash and equity incentives for superior performance that also results in significant relative shareholder value to attract, motivate and retain executive officers and to adequately compete with public and private company competitors. The Committee believes Kforce’s compensation program for 2012 and the 2013 to 2015 NEO compensation framework achieves this result. Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it is important to be knowledgeable of best practices and how comparable organizations compensate their executives. The Committee has historically retained PM&P to assist in executive compensation arrangement matters.

The Committee also takes into account Kforce’s complex operating model, which we believe is unique within an industry populated by many single-service private firms owned by entrepreneurial individuals and firms financed by private-equity firms, which represent our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies and knowledge gained from Kforce’s past acquisitions has led to a desire to take into account such philosophies of superior pay for superior performance in order for our executive compensation program to remain competitive with the programs of these private companies.

The Committee reviews compensation data from several independent sources to determine whether Kforce’s executive compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. For the 2012 compensation program, total pay levels for our NEOs were targeted between the 50th percentile (median) and the 75th percentile of the industry average for similar executives when targeted performance goals are achieved, while the 2013 to 2015 NEO compensation framework targets total pay at the 50th percentile. Payouts for superior performance may exceed these levels under both programs. The Committee believes targeting our executive compensation at the median provides adequate retention of our NEOs and provides a significant incentive to our NEOs to exceed targeted performance.

Share Ownership should be Promoted

The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of our shareholders. As a result, long-term equity incentives, including stock options, stock appreciation rights (“SARs”) and full-value awards such as PARS and RS, are included in Kforce’s executive compensation program. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.

During March 2012, the Committee adopted more stringent executive share ownership guidelines and also expanded these guidelines’ applicability to include all members of the internal executive committee (a total of 17 executives, including the 5 NEOs). The previous share ownership guidelines required each NEO to hold the number of shares equal to two times their base salary divided by the stock price on the later of the date of election or April 4, 2006. The share ownership guidelines adopted in March of 2012 require a minimum level of share ownership, as follows:

•	For the Chief Executive Officer, the lesser of five times (5x) base salary or two hundred thousand (200,000) shares;

•	For the President and the Chief Financial Officer, the lesser of three times (3x) base salary or one hundred thousand (100,000) shares;

•	For the other NEOs, the lesser of two times (2x) base salary or fifty thousand (50,000) shares; and

•	For the other members of its internal executive committee (12 executives), fifteen thousand (15,000) shares.

As of the Record Date, all of our NEOs and other members of our internal executive committee were in compliance with this policy. The stock ownership policy is incorporated into the Corporate Governance Guidelines which is available on the Investor Relations section of our website at www.kforce.com.

Kforce Appropriately Considers the Tax Deductibility of Executive Compensation

Kforce considers the possible tax consequences in the design of its executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond Kforce’s control. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce does not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

We have structured the 2006 Stock Incentive Plan, and its subsequent amendments, as well as the 2013 Stock Incentive Plan, so that gains from the exercise of stock options and SARs will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent they are performance-based, certain other forms of compensation may be deductible. Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based (rather than performance-based) restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Other Compensation Practices

Elimination of Excise Tax Gross Up

In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise-tax gross-up provisions going forward. Since the Committee’s resolution, there have been 12 new or amended executive employment agreements, including that of the CFO David M. Kelly, all of which have excluded excise-tax gross-up provisions.

Financial and Operational Summary

The Committee believes Kforce has an outstanding management team, which has produced strong financial results and shareholder returns in comparison to its industry peer group. The following are what the Committee believes to be the significant operational and financial achievements of Kforce from continuing operations, unless stated otherwise, and our management team over the last several years:

•

During the past five years, Kforce’s TSR increased 58.8%, ranking it 3rd among the 2012 Industry Peer Group (as defined below). The average TSR for the remaining members of the 2012 Industry Peer Group for the five-year period ending December 31, 2012 was an increase of 45.2%.

•	Kforce’s one-year TSR was an increase of 24.4%.

•

Net service revenues increased 7.7% to $1.08 billion in 2012 from $1.00 billion in 2011 and increased 13.3% in 2011 from $886.7 million in 2010. Flex revenues increased 7.7% to $1.03 billion in 2012 from $961.2 million in 2011 and increased 13.3% in 2011 from 2010. Search revenues increased 9.6% to $47.7 million in 2012 from $43.5 million in 2011 and increased 13.0% in 2011 compared to 2010. Net service revenues from KCR are treated as discontinued operations and not reflected in these amounts.

•	Net income, excluding the after-tax goodwill impairment charge of $44.5 million, of $30.8 million for 2012 increased 13.4% from net income of $27.2 million in 2011.

•	Earnings per share, excluding the after-tax goodwill impairment charge of $1.24, of $0.85 for 2012 increased 21.4% from $0.70 for 2011.

•

During March 2012, Kforce sold all of the issued and outstanding stock of KCR for a total cash purchase price of $50.0 million plus a $7.3 million post-closing working capital adjustment (for a total of $57.3 million). The sale of KCR was consummated in order to narrow our focus, streamline our business mix, reduce our operating complexities and concentrate our resources on our core service offerings.

•

The Firm declared and paid a special cash dividend of $1.00 per share in the fourth quarter of 2012 resulting in a payout in cash of $35.2 million. Based upon the closing stock price on the date the dividend was declared of $12.98, this represented a yield of 7.7%.

Industry Peer Group and Benchmarking

The industry peer group is one of the building blocks of the executive compensation program as it provides the Committee with fact-based data and insight into external compensation practices. The industry peer group provides information about pay levels, pay practices and performance comparisons. The primary criterion for peer group selection includes peer company customers, revenue footprint (i.e., revenues derived from different industries as a percentage of total revenues), geographical presence, talent, capital, size (i.e., total revenues, market capitalization and domestic presence), complexity of operating model and annual revenues. Additionally, Kforce includes companies with which we compete for executive level talent.

2012 Industry Peer Group:

CDI Corporation	On Assignment, Inc.
CIBER, Inc.	Robert Half International Inc.
TrueBlue Inc.	Resources Connection, Inc.
Manpower Inc.	Computer Task Group Inc.

The differences between the 2011 Industry Peer Group and the 2012 Industry Peer Group are as follows: (i) SFN Group, Inc. (“SFN”) was removed because it was acquired in September 2011 by Ranstad Holding nv; (ii) Volt Information Systems Inc. was removed as the company was delisted from the New York Stock Exchange in 2011 and no longer files audited financial or compensation related information with the SEC; (iii) Kelly Services Inc. was removed due to the lack of comparability of its temporary staffing services with Kforce’s and (iv) TrueBlue Inc., Manpower Inc. and Computer Task Group Inc. were additions to replace the above three companies due to their comparability with Kforce based on the factors noted above.

For purposes of plotting the 2011 Industry Peer Group TSR, SFN was removed as it was acquired during September 2011 by Ranstad Holding nv.

Kforce Stock Price Performance Graph

The following graph is a comparison of the cumulative total returns for Kforce’s Common Stock as compared with the cumulative total return for the 2012 Industry Peer Group, 2011 Industry Peer Group and the NASDAQ Stock Market Index. Kforce’s cumulative return was computed by dividing the difference between the price of Kforce’s Common Stock at the end of each year and the beginning of the measurement period (December 31, 2007 to December 31, 2012) by the price of Kforce’s Common Stock at the beginning of the measurement period. The cumulative total returns for the NASDAQ, the 2012 and 2011 Industry Peer Groups and Kforce Inc. include dividends in the calculation of total return and are based on an assumed $100 investment on December 31, 2007, with all returns weighted based on market capitalization at the end of each discrete measurement period. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce’s Common Stock. For purposes of the TSR graph below, Kforce has been excluded from the 2012 Industry Peer Group. During the past five years, Kforce’s TSR increased 58.8%, ranking it 3rd among the 2012 Industry Peer Group.

	2007	2008	2009	2010	2011	2012
Kforce Inc.	100.0	78.7	128.2	166.0	126.5	158.8
2012 Industry Peer Group	100.0	70.6	99.6	115.2	88.5	105.8
2011 Industry Peer Group	100.0	71.2	88.8	103.0	90.4	110.5
NASDAQ Stock Market (Composite)	100.0	59.5	85.6	100.0	98.2	113.8

2012 NEO Compensation Components and Results

The section below discusses the compensation components and results as it relates to the 2012 NEOs, including the changes approved by the Committee on December 26, 2012, as follows: (i) elimination of the performance-based LTI for our CEO; (ii) elimination of the annual performance-based incentive bonus for our CEO; and (iii) elimination of the alternative relative revenue performance metric from the annual performance-based incentive bonus for all NEOs. The Committee views the reductions and eliminations made to 2012 NEO compensation to be a “bridge” to conform, where possible, to the pay practices as redesigned within the 2013 to 2015 compensation framework, which targets NEO compensation at the median within the broader market for similarly sized companies.

Base Salaries

Base salaries for the NEOs for 2012 are targeted at the market median of competitive practices as compared with similar positions at comparably sized companies. The following table provides the salary growth rate for each NEO from 2007 to 2012.

Name (a)	Beginning Base Salary (1) (b)	2012 Base Salary (c)	Compounded Growth in Base Salary (d)
David Dunkel, CEO	$675,000	$750,000	2.1%
William Sanders, President	$540,000	$600,000	2.1%
Joseph Liberatore, Chief Financial Officer	$400,000	$450,000	2.4%
Michael Ettore, Chief Services Officer	$300,000	$350,000	3.1%
Randal Marmon, Chief Customer Officer	$300,000	$350,000	5.3%

(1)    The beginning base salary for each NEO except Mr. Marmon is that which was earned in 2006. For Mr. Marmon, the beginning base salary is that which was earned in 2009, which was the first year in which he was a NEO. The base salary in 2007 includes an annual perquisite allowance of $50,000 for each NEO, which the NEO could have used in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance and any other appropriate perquisite. During 2008, the $50,000 perquisite allowance was eliminated.

Annual Incentive Compensation

Annual incentive compensation for 2012 is targeted at the market 67th percentile of competitive practices as defined by reference to our industry peer group at the time the compensation plan is approved. Actual incentive awards can be at, above or below target levels based on actual performance, with no payments made if performance does not meet a minimum threshold level. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. Each award for the NEOs is subject to the negative discretion of the Committee. Our annual incentive plan uses a combination of EPS and revenue metrics as performance measurements in addition to evaluating individual performance in the context of the achievement of MBOs. The Committee believes the achievement of predetermined objectives related to these measures will result in profitable growth and, ultimately, to increases in long-term shareholder value.

Although later modified as explained below, our plan was to determine the annual incentive compensation for our NEOs by selecting, after the end of the performance period, the greater incentive as calculated under a financial targets plan (“Target Plan”) and an alternative relative revenue performance plan (“Revenue Performance Plan”). The Target Plan has two components:

i.	an incentive based on the Kforce Inc. Amended and Restated Performance Incentive Plan, which was previously approved by Kforce shareholders and which is primarily based on achieving certain annual performance metrics (the “Incentive Bonus”); and

ii.	an objectives-based bonus based on individual accomplishments and business unit performance (the “Individual Bonus”).

More specifically, the Incentive Bonus is composed of amounts tied to EPS and annual revenues (although each of these numbers can be adjusted from their GAAP counterparts to more accurately reflect, in the Committee’s opinion, the amounts achieved by Kforce), and the Individual Bonus is composed of amounts tied to individual performance and the achievement of individual MBOs. The Committee believes the Target Plan drives internal performance factors that we believe to be linked to the achievement of shareholder returns.

The Revenue Performance Plan has two components:

i.	an incentive based on Kforce’s relative annual revenue performance as compared to its 2012 Industry Peer Group (“Relative Revenue Bonus”); and

ii.	an Individual Bonus.

The Committee believed the Relative Revenue Bonus provided a method to measure Kforce’s relative financial performance as compared to the 2012 Industry Peer Group, which the Committee believed would drive relative shareholder returns. While measurement under the Revenue Performance Plan would have produced higher 2012 annual incentive compensation, the Committee used its negative discretion to conform to our objective of market median compensation and awarded incentive compensation as determined by the Target Plan to better align executive compensation with the broader market.

The total target 2012 annual incentive awards (including the greater incentive as calculated under either the Target Plan or the Revenue Performance Plan) were based on the following:

•	Messrs. Dunkel, Sanders and Liberatore had two alternative measurements:

•	Target Plan

•	40% was tied to EPS;
•	40% was tied to total annual revenues; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	80% was tied to relative revenue performance; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Ettore had two alternative measurements:

•	Target Plan

•	30% was tied to EPS;
•	20% was tied to total annual revenues; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	50% was tied to relative revenue performance; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Marmon had two alternative measurements:

•	Target Plan

•	30% was tied to EPS;
•	40% was tied to total annual revenues; and
•	30% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	70% was tied to relative revenue performance; and
•	30% was tied to individual performance and the achievement of individual MBOs.

The target base salary multiplier used to calculate the 2012 annual incentive awards for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon as a percentage of their respective 2012 base salaries (whether determined pursuant to the Target Plan or the Revenue Performance Plan) were 100%, 90%, 85%, 75% and 75%, respectively.

For the 2012 Target Plan, the following table provides the potential incentive payouts, expressed as a percentage of target incentives, relative to the achievement of both revenue and EPS:

Total Revenue (in millions)	Payout % of Target	EPS	Payout % of Target
$1,182	50%	$0.74	50%
$1,187	75%	$0.75	73%
$1,192	100%	$0.76	95%
$1,197	125%	$0.77	118%
$1,202	150%	$0.78	141%
$1,207	175%	$0.79	164%
$1,212	200%	$0.80	186%
$1,217	225%	$0.81	209%
$1,222	250%	$0.82	232%
$1,227	264%	$0.83	255%
$1,232	277%	$0.84	277%
$1,237	291%	$0.85	300%
$1,242	305%	$0.86	317%
$1,247	318%	$0.87	333%
$1,252	332%	$0.88	350%
$1,257	345%	$0.89	367%
$1,262	359%	$0.90	383%
$1,267	373%	$0.91	400%
$1,272	386%
$1,277	400%

For the 2012 Revenue Performance Plan, the Relative Revenue Bonus had two potential incentive payouts: (i) 275% of the total targeted Relative Revenue Bonus payout, if Kforce’s relative revenue performance ranked in the top half of the 2012 Industry Peer Group (which is subject to the Committee’s negative discretion) or (ii) zero if Kforce’s relative revenue performance ranked in the bottom half of the 2012 Industry Peer Group.

For purposes of the calculation of the Incentive Bonus, we achieved EPS of $0.83 and total annual revenues of $1,194.5 million. The EPS achievement includes: (i) adjustments related to the gain from the disposition of KCR; (ii) the incremental charge related to the acceleration of substantially all outstanding and unvested LTIs during March 2012; and (iii) the non-cash goodwill impairment charge recorded during the year ended December 31, 2012 of $69.2 million. Total annual revenues from continuing operations reported for the year ended December 31, 2012 were $1,082.5 million but were adjusted upward for purposes of the calculation of the Incentive Bonus due to the disposition of KCR by $112.0 million. Prior to KCR’s disposition in March 2012, the $112.0 million was the amount of forecasted revenues for KCR and which was included within the table above, which were not attainable due to its disposition. The revenues reported for the year ended December 31, 2012 of $1,082.5 million does not include any revenue attributable to KCR. The incentive percentages of target under the Target Plan (if determined to be the greater incentive) were, thus, 100% for 2012 total annual revenues and 255% for 2012 EPS. Additionally, our 2012 relative revenue performance was in the top half of the 2012 Industry Peer Group, which would have resulted in an incentive percentage of 275%.

For purposes of the calculation of the Individual Bonus, the Committee considered each individual’s accomplishments, business unit performance and the overall performance of the Firm. Based on the achievements identified within the “Financial and Operational Summary” section above, among other achievements, the incentive percentage of base salary multiplier for each NEOs’ Individual Bonus was 85%.

In determining the actual bonus earned for 2012, the Committee used its negative discretion to conform to our objective of market median compensation and eliminated the alternative Relative Revenue Bonus to better align executive compensation with the broader market. Additionally, the Committee used its negative discretion to conform to our objective of market median compensation and eliminated the Incentive Bonus for Mr. Dunkel, CEO.

Name	Incentive Bonus Earned	Relative Revenue Bonus Earned	Discretionary Reduction to Incentive Bonus (1)	Actual Bonus Approved
David Dunkel, CEO	$1,192,500	$1,777,500	$1,777,500	$0
William Sanders, President	$858,600	$1,279,800	$421,200	$858,600
Joseph Liberatore, Chief Financial Officer	$608,175	$906,525	$298,350	$608,175
Michael Ettore, Chief Services Officer	$364,875	$472,500	$107,625	$364,875
Randal Marmon, Chief Customer Officer	$372,750	$572,250	$199,500	$372,750

	$3,396,900	$5,008,575	$2,804,175	$2,204,400

(1)	The discretionary reduction represents the difference between the “Actual Bonus Approved” column and the “Relative Revenue Bonus Earned” column.

The 2012 annual incentive awards for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon as a percentage of their respective 2012 base salaries were 0%, 143%, 135%, 104% and 107%, respectively.

Performance-Based LTI

Kforce grants performance-based LTI to its NEOs to help ensure the long-term success of Kforce, and to align executive and shareholder interests. The LTI is granted based on the achievement of pre-established performance goals approved by the Committee relating to the performance of Kforce’s Common Stock relative to our industry peer group in existence at the time of grant. As approved by the Committee, the target LTI allocation for Messrs. Dunkel and Sanders includes a combination of SARs and PARS that, we believe, closely aligns the LTIs with increases in shareholder value. For Messrs. Liberatore, Ettore and Marmon, the target LTI allocation includes a combination of SARs, PARS and RS. The Committee believes the RS portion of these awards provides an enhanced retention vehicle for these executives. In order to limit potential shareholder dilution from our equity plans and better manage share reserves, equity grant run rates will vary with Kforce’s performance but will not exceed 4% of common shares outstanding as of a particular year-end. The 2012 performance-based LTI was targeted above the market median of competitive practices as defined by reference to our industry peer group at the time of the compensation plan approval.

LTIs were tied directly to the performance of Kforce’s Common Stock in relation to our industry peer group, up to a maximum of 4% of our common shares outstanding. In addition, long-term incentive awards have historically vested over three to six years, which the Committee believes further aligns compensation with our long-term performance, our shareholders’ interests and acts as a retention vehicle for these executives. During 2012 and 2011, the performance of Kforce’s Common Stock ranked 6th and 5th within our industry peer group (which, for purposes of determining the number of LTIs granted related to the 2011 performance period, was the 2011 industry peer group exclusive of SFN due to its acquisition), respectively, resulting in suggested equity grant pools of 2.00% and 2.67% of our common shares outstanding, respectively. The actual equity grants generally consist of a combination of PARS and RS and are allocated to each of the respective NEOs. The grants related to the 2011 and 2012 performance periods are discussed in detail below.

Performance-Based LTI Limitation

As part of the continuous review and comparison of NEO compensation to its industry peer group during fiscal year 2012, the Committee determined to add an additional limitation to that which already exists in the form of a cap based on common shares outstanding to the 2012 NEO compensation plan. We placed a maximum cap on the value of long-term incentives (both in the form of equity and ALTI) that may be awarded based on 2012 performance. This cap was not in place during 2011. The cap will further limit total compensation to be earned by the CEO and, in the aggregate, all members of its internal executive committee, including the NEOs, related to the 2012 performance period. The maximum cap will limit the value of long-term incentives to 0.50% of the market capitalization of Kforce Inc. for the CEO. In the aggregate, all internal employees, including the NEOs, will be restricted to a total of 2.00% of the market capitalization of Kforce Inc. The market capitalization was computed using the average daily closing stock price in December of 2012 and the shares outstanding using the latest publicly disclosed number of shares outstanding prior to December 31, 2012.

January 2012 Cash-Based ALTI Grants Based on 2011 Performance

During 2011, the performance of Kforce’s Common Stock ranked 5th within our 2011 Industry Peer Group, which resulted in a suggested equity grant pool of 2.67% of our common shares outstanding. Given the limited number of remaining shares available for issuance under the 2006 Stock Incentive Plan to fulfill the equity grant for the 2011 performance period, the Committee authorized and made an ALTI grant to each NEO, with an aggregate initial target total payout for all NEOs of $9,553,161. The initial target total value for each of the NEOs was as follows:

Name (a)	Type of Award (b)	Initial Target Total Value (c)
David Dunkel, CEO	ALTI	$4,155,763
William Sanders, President	ALTI	$2,281,380
Joseph Liberatore, Chief Financial Officer	ALTI	$1,468,564
Michael Ettore, Chief Services Officer	ALTI	$823,727
Randal Marmon, Chief Customer Officer	ALTI	$823,727

The aggregate initial target total value was based on the fair market value of the equity grant (based on a closing stock price of $12.76 on January 3, 2012) that would have been received by each NEO absent the limitation on the number of shares available for issuance. The ALTI grants made for the 2011 shareholder return performance against our 2011 Industry Peer Group were made on the first business day of 2012 and are included in the SCT for 2012 in conformance with SEC rules even though the grants are based on 2011 performance.

The ALTI payouts were to be based on stock price ranking over three discrete annual periods in 2012, 2013 and 2014. The ultimate annual payout, as a percentage of target, was to be based on Kforce’s Common Stock ranking each year relative to its industry peer group for the respective year. If, however, Kforce’s Common Stock return was negative for any annual measurement period, its annual payout as a percentage of target would have been decreased by one ranking. The ultimate annual payout was to be calculated based on the following schedule and will be adjusted, if necessary, for the number of members of the industry peer group for the respective year:

Stock Price Ranking	Annual Value as a Percentage of Target
1	125.0%
2	116.6%
3	108.3%
4	100.0%
5	87.5%
6	75.0%
7	62.5%
8	50.0%
9	0.0%

As discussed further below, the Board exercised its discretion to accelerate the vesting of all outstanding and unvested RS and ALTI awards effective March 31, 2012 for tax planning purposes in connection with the taxable gain recorded upon the disposition of KCR.

January 2013 Grants Based on 2012 Performance

During 2012, the performance of Kforce’s Common Stock ranked 6th within our 2012 Industry Peer Group, which resulted in a suggested equity grant pool of 2.00% of our common shares outstanding. The Committee authorized the grant at the 2.00% level based on this performance. Grants made for 2012 shareholder return performance against our 2012 Industry Peer Group were made on the first business day of 2013 and are not shown as 2012 compensation in the Stock Awards column of the SCT (column (e)) in conformance with SEC rules even though the grants are based on 2012 performance.

The Committee granted only RS to Messrs. Liberatore, Ettore and Marmon to more effectively utilize the remaining shares available for issuance under the 2006 Stock Incentive Plan. The RS will vest over a period of five years with 20% of the award vesting annually.

The actual equity grants relating to 2012 performance made on January 2, 2013, at a price of $14.58 (which represented the closing price on that date), were as follows:

Name (a)	Type of Award (b)	# of Shares (c)	Grant Date Fair Value	Cash in Lieu of Equity	Discretionary Reduction (Value)
David Dunkel, CEO		N/A	$0	N/A	$2,581,972
William Sanders, President	RS	N/A	$0	$868,065	$928,004
Joseph Liberatore, Chief Financial Officer	RS	80,624	$1,175,498	N/A	$0
Michael Ettore, Chief Services Officer	RS	45,223	$659,351	N/A	$0
Randal Marmon, Chief Customer Officer	RS	45,223	$659,351	N/A	$0

Based on 2012 performance, Mr. Dunkel was eligible to receive a grant having a value of $2,581,972; however, as previously discussed the Committee used its negative discretion to conform to our objective of market median compensation and eliminated the LTI award related to the 2012 performance period for Mr. Dunkel. Additionally, as a result of Mr. Sanders’s expected retirement in June 2013, the Committee determined it was in the best interests of Kforce and its shareholders to pay Mr. Sanders cash upon completion of the performance period in lieu of receiving a LTI. In connection with the payment of a cash-based bonus for Mr. Sanders, the Committee reduced the value of the award by more than 50% to reflect the conversion of the award from equity to cash and to reflect the time value of money for purposes of satisfying Section 162(m) of the Code. For purposes of Mr. Sanders’ cash payment in lieu of a LTI, the value earned by Mr. Sanders will be reported under the Non-Equity Incentive Compensation column of the SCT (column (g)).

2012 Earned Compensation for Corresponding Year of Performance Table

As previously noted in this CD&A, we believe the SCT’s presentation with respect to the LTI award for all years presented does not accurately reflect the actual compensation earned by the NEOs. We believe the lack of alignments between the disclosures in the SCT and 2012 earned compensation results from the following:

•

The LTIs that are awarded annually on the first business day of each fiscal year reflect relative TSR performance versus the Industry Peer Group for the immediate prior fiscal year. As a result, the value is reflected as compensation in the SCT in the year of grant rather than in the year to which performance relates.

•

On January 3, 2011, the 2011 annual incentive awards were granted in the form of PARS rather than in the traditional cash method. These PARS were granted at superior performance levels (400% of target for the Incentive Bonus and 100% of target for the Individual Bonus) with a premium of 110%, which were subject to forfeiture based on certain performance measures for 2011. In early 2012, more than half of the PARS originally granted in 2011 were forfeited based on the actual level of attainment of the 2011 performance measures certified by the Committee. Despite these large forfeitures, however, the gross grant date fair value of the PARS granted on January 3, 2011 is reflected within the SCT for 2011. As a result, we do not believe the value of the Stock Awards column of the SCT (column (e)) properly reflects the actual value earned for performance in 2011 because the forfeitures that occurred in 2012 are not permitted to be taken into account.

As a result of the above, we have created the following Earned Compensation for Corresponding Year of Performance Table (“ECT”) that we believe corrects for these misalignments. We have also identified which incentives are included in each column of the table. For example, PARS granted for the performance under the annual incentive plan, which is normally included in a column associated with long-term incentive grants, is included below in the “Annual Incentive” column. Additionally, we have included a column for TDC to show the NEO’s direct compensation for a given year.

The ECT below shows a trend of declining NEO total direct compensation over the past three years, which also reflects the decline in our relative TSR ranking over that same time period. This decline in TDC and relative TSR ranking is despite the increase in EPS from 2010 to 2012 of 62.7%. We believe the ECT provides a better illustration of the pay-for-performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and voting on Kforce’s executive compensation proposal (Proposal #3) within this Proxy Statement:

EARNED COMPENSATION FOR CORRESPONDING YEAR OF PERFORMANCE

For Fiscal Years Ended December 31, 2012, 2011 and 2010

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive (1)	Long-term Incentive (2)	Total Direct Compensation (3)	Revenue (4)	EPS	One-year TSR	Relative TSR Rank Vs. Peer Group
David Dunkel,	2012	$750,000	$0	$0	$750,000	$1,194,479	$0.83	24.4%	6th
CEO	2011	$750,000	$1,155,002	$4,155,763	$6,060,765	$1,110,919	$0.70	(23.8)%	5th
	2010	$750,000	$150,000	$6,273,115	$7,173,115	$990,807	$0.51	29.4%	4th

William Sanders,	2012	$600,000	$1,726,665	$0	$2,326,665	$1,194,479	$0.83	24.4%	6th
President	2011	$600,000	$831,596	$2,281,380	$3,712,976	$1,110,919	$0.70	(23.8)%	5th
	2010	$600,000	$108,000	$3,443,741	$4,151,741	$990,807	$0.51	29.4%	4th

Joseph Liberatore,	2012	$450,000	$608,175	$1,175,498	$2,233,673	$1,194,479	$0.83	24.4%	6th
Chief Financial Officer	2011	$450,000	$589,058	$1,468,564	$2,507,622	$1,110,919	$0.70	(23.8)%	5th
	2010	$450,000	$76,500	$2,216,793	$2,743,293	$990,807	$0.51	29.4%	4th

Michael Ettore,	2012	$350,000	$364,875	$659,351	$1,374,226	$1,194,479	$0.83	24.4%	6th
Chief Services Officer	2011	$350,000	$216,559	$823,727	$1,390,286	$1,110,919	$0.70	(23.8)%	5th
	2010	$335,000	$100,500	$1,243,416	$1,678,916	$990,807	$0.51	29.4%	4th

Randal Marmon,	2012	$350,000	$372,750	$659,351	$1,382,101	$1,194,479	$0.83	24.4%	6th
Chief Customer Officer	2011	$350,000	$288,750	$823,727	$1,462,477	$1,110,919	$0.70	(23.8)%	5th
	2010	$315,000	$100,000	$1,243,416	$1,658,416	$990,807	$0.51	29.4%	4th

(1)	For 2012, Mr. Sanders’ LTI was paid in cash in lieu of equity, as discussed above. As a result, the cash value was included in the annual incentive column instead of the LTI column in the table above. For 2011, this reflects the value of annual incentive payments (made in the form of PARS) for 2011, net of the value of shares forfeited during 2012 as a result of not achieving the performance levels that were used as the basis for the awards in 2011.

(2)	Reflects a realignment of LTI awards (in the form of PARS or RS) to the corresponding year of performance. Grants made on the first business day of a particular year are assigned to the prior year as they reflect pay provided for performance during that year. For example, the RS grant made on January 2, 2013 is reflected in 2012, as it relates to performance during 2012. For 2011, the ALTI value included in the table above is the target value which was ultimately paid to the NEOs in April 2012 as a result of the discretionary acceleration which differs from the grant date fair value.

(3)	Total direct compensation is the sum of salary, annual and long-term incentives and reflects compensation earned for the corresponding year of performance.

(4)	Presented in thousands ($000s). Revenue for fiscal year 2011 and 2010 is as reported in the corresponding Annual Report on Form 10-K for the respective year, which includes KCR. Revenue for fiscal year 2012 includes forecasted revenues for KCR given its disposition in March 2012, as previously discussed.

March 2012 Vesting Acceleration

On March 30, 2012, Kforce completed the sale of all of the issued and outstanding shares of capital stock of KCR to inVentiv Health, Inc. for an aggregate purchase price of $50.0 million in cash, subject to certain adjustments. We believe this divestiture reduced the operating complexities of Kforce and allowed us to concentrate our resources on our core service offerings. This divestiture produced a pre-tax gain of approximately $36.4 million. However, the benefit of this gain for Kforce and its shareholders would have been significantly reduced by the potential federal and state corporate income tax liability of approximately $17.7 million. In connection with the disposition of KCR, the Board exercised its discretion, as permitted within the Kforce Inc. 2006 Stock Incentive Plan, to accelerate the vesting, for tax planning purposes, of substantially all of the outstanding and unvested RS, PARS and ALTI effective March 31, 2012. The Firm recognized a tax benefit from the acceleration of the vesting of RS, PARS and ALTI, which allowed the Firm to maximize the cash proceeds associated with the disposition of KCR.

As noted previously, the Committee took action in response to shareholder concerns pertaining to the perceived relative modest nature of the minimum holding period implemented associated with the net shares received in comparison to the original vesting terms of the awards and its impact as a retention incentive. As was reported in our Current Report on Form 8-K filed with the SEC on October 4, 2012, the Committee responded to these shareholder concerns by modifying the minimum holding period for Messrs. Dunkel, Sanders and Liberatore to extend the holding requirement by an additional twelve months to September 30, 2013 for the net shares received in connection with the acceleration. Accordingly, the minimum holding period was increased from the original six months to eighteen months, which the Committee believes more effectively maintains the original retention incentive associated with the previously unvested long-term equity incentives, and addresses some of the concerns of our shareholders.

2013 to 2015 NEO Compensation Framework

The section below provides a summary of the 2013 to 2015 NEO compensation framework, which was approved on December 26, 2012 by the Committee.

Base Salaries

The following table provides the base salaries for each NEO for 2013.

Name (a)	2013 Base Salary (b)
David Dunkel, CEO	$800,000
Joseph Liberatore, President	$600,000
David Kelly, Chief Financial Officer	$300,000
Michael Ettore, Chief Services Officer	$350,000
Randal Marmon, Chief Customer Officer	$350,000

Mr. Dunkel’s base salary increase to $800,000 will be the first increase in more than 6 years and is reflective of changes in market-competitive pay levels and overall changes to the compensation framework. Messrs. Liberatore and Kelly each received an increase in base salary as a result of their change in roles to President and Chief Financial Officer, respectively.

Annual Incentive Compensation

The annual incentive compensation under the 2013 to 2015 framework is generally consistent with the 2012 NEO compensation plan with the exception of the following changes:

•	Maximum amounts that can be earned by each NEO under the annual incentive plan will be reduced from 400% of base salary to 200% of base salary.

•	Targeted payouts for each NEO under the annual incentive plan will be reduced to a range of 19% to 25% of base salary in 2013 from a range of 143% to 240% of base salary in 2012.

•

The alternative Revenue Performance Plan was eliminated from the annual incentive compensation calculation, and hence the concept that the greater amount as determined under the Target Plan and the Revenue Performance Plan is deemed to be the basis for the annual incentive plan calculation has also been eliminated.

As a result of the above changes, the annual incentive is calculated based on the Target Plan, as previously defined. The base salary multiplier to be used to calculate the 2013 annual incentive awards for Messrs. Dunkel, Liberatore, Kelly, Ettore and Marmon as a percentage of their respective 2013 base salaries is 100%, 90%, 75%, 75% and 75%, respectively. The total target 2013 annual incentive awards will be based on the following:

Name	% of Target Plan Based on EPS Performance	% of Target Plan Based on Revenue Performance	% of Target Plan Based on Individual Performance
David Dunkel, CEO	40%	40%	20%
Joseph Liberatore, President	40%	40%	20%
David Kelly, Chief Financial Officer	40%	40%	20%
Michael Ettore, Chief Services Officer	25%	25%	50%
Randal Marmon, Chief Customer Officer	25%	25%	50%

For the 2013 Target Plan, the potential incentive payouts will be based on the achievement of both revenue and EPS results for 2013. The Individual Performance bonus will have a maximum payout percentage of base salary multiplier of 200% for each NEO.

Performance-Based LTIs

The performance-based LTIs will continue to be granted in the form of equity, unless the number of shares available to grant under Kforce’s stock incentive plan are limited, to Kforce’s executives to help ensure the long-term success of Kforce, and to align executive and shareholder interests. The performance-based LTI plan changes are as follows:

•

The CEO will not participate in the equity-based LTI plan. The equity-based LTI was eliminated because the CEO beneficially owns greater than 5% of outstanding common stock and the Committee believes additional equity-based compensation may not have as much ongoing motivational value as compared to a performance-based cash award. Additionally, given the level of holdings and due to the CEO’s long tenure with the Company, the Committee does not believe retention will be impacted by the change to a cash-based annual performance bonus.

•

The performance-based LTI awards will be based on a pre-defined dollar amount (a number of equity shares, if available, will be awarded equal to the pre-defined dollar amount divided by the share price on the date of grant) not to exceed the lesser of 2% of market capitalization or $9 million, in the aggregate. This change is expected to reduce the impact that Kforce’s share price can have on the grant date fair value of the LTI grant, as well as the ultimate amount of compensation earned and shares awarded as a result of such grant.

•

The aggregate value of the LTI pool will be distributed as follows: (i) 33% of the LTI pool will be awarded to the NEOs, excluding the CEO; (ii) 45% will be awarded to other non-NEO members of executive management; and (iii) the remaining portion of 22% will be reserved for potential grants to other employees.

•	The dollar amount of the performance-based LTI pool will be based upon Kforce’s three-year TSR relative to the selected industry peer group.

The pre-defined value of the LTI pool is based upon Kforce’s three-year TSR relative to our 2013 Industry Peer Group (as defined below). The measurement period for the three-year TSR will be from January 1, 2011 through December 31, 2013. Based upon the percentile ranking of Kforce within the 2013 Industry Peer Group, the value of the LTI pool (absent the 2% market capitalization limit falling below) will be as follows:

TSR Percentile Ranking	Total Payout Value of LTI Pool
0-10%	$0
11-20%	$4,000,000
21-30%	$4,000,000
31-40%	$4,000,000
41-50%	$4,000,000
51-60%	$5,000,000
61-70%	$6,000,000
71-80%	$7,000,000
81-90%	$8,000,000
91-100%	$9,000,000

While the ultimate award is subject to the Committee’s negative discretion, the percentage of the pool, as determined based on the table above, which will be allocated to each of the NEOs, is as follows:

Name	% of LTI Pool
David Dunkel, CEO	0%
Joseph Liberatore, President	12%
David Kelly, Chief Financial Officer	7%
Michael Ettore, Chief Services Officer	7%
Randal Marmon, Chief Customer Officer	7%

The companies selected for the 2013 Industry Peer Group did not change between 2012 and 2013 and are as follows:

2013 Industry Peer Group:

CDI Corporation	On Assignment, Inc.
CIBER, Inc.	Robert Half International Inc.
TrueBlue Inc.	Resources Connection, Inc.
Manpower Inc.	Computer Task Group Inc.

CEO Cash-Based Three-Year TSR Bonus

As noted previously, in lieu of an equity-based LTI award, the CEO will participate in a cash-based annual performance plan which will provide for varying levels of payouts based on Kforce’s three-year TSR relative to its 2013 Industry Peer Group, up to a maximum payout of $1 million. In order for the CEO to receive any payout under this plan, Kforce’s three-year TSR must be at or above the 70th percentile ranking of a separately designated peer group, which was recommended by PM&P and approved by the Committee. The measurement period for both three-year TSR calculations will be from January 1, 2011 through December 31, 2013. The separately designated peer group is intended to be representative of a broader competitive market. The payout schedule for the CEO based on Kforce’s relative three-year TSR percentile ranking versus the 2013 Industry Peer Group is as follows:

TSR Percentile Ranking	CEO TSR Bonus
0-10%	$0
11-20%	$200,000
21-30%	$300,000
31-40%	$400,000
41-50%	$500,000
51-60%	$600,000
61-70%	$700,000
71-80%	$800,000
81-90%	$900,000
91-100%	$1,000,000

As mentioned above, Kforce’s TSR must be at or above the 70th percentile ranking of a separately designated peer group. The separately designated peer group was selected by PM&P and approved by the Committee in January 2013, which is as follows:

2013 Separately Designated Peer Group:

On Assignment, Inc.	CBIZ, Inc.
Maximus, Inc.	ICF International Inc.
Insperity, Inc.	Hudson Global, Inc.
CDI Corporation	Korn Ferry International
TrueBlue Inc.	Huron Consulting Group Inc.
Dun & Bradstreet Corporation	Ciber Inc.
Igate Corporation	Mantech International Corporation
Navigant Consulting Inc.	Sapient Corporation
FTI Consulting, Inc.	Heidrick & Struggles International Inc.

Comparative Projected Earned Compensation Table

In order to quantify the magnitude of the reductions in NEO compensation as a result of the adoption of the 2013 to 2015 NEO Compensation Plan framework, we have created the following Projected 2013 Earned Compensation Table. Using certain assumptions, which are described in detail in the footnotes, the table below compares the compensation results under the 2013 to 2015 NEO compensation framework with that of the 2012 NEO compensation framework. The percentage reductions in CEO compensation as calculated under the 2013 framework is consistent with the reduction experienced by all of the NEOs in the aggregate. The table below excludes any impact from a change in pension value and other compensation.

Projected 2013 Earned Compensation Table

Name and Principal Position	Compensation Plan Framework	Payout Level	Salary (1)	Annual Incentive (2)	Long-term Incentive (3)	CEO TSR Bonus (4)	Total Direct Compensation (5)
David Dunkel, CEO	2013 Framework	Maximum	$800,000	$1,600,000	$0	$1,000,000	$3,400,000
	2012 Framework	Maximum	$800,000	$2,720,000	$2,450,000	$0	$5,970,000
% Reduction							(43%	)

David Dunkel, CEO	2013 Framework	Target	$800,000	$200,000	$0	$0	$1,000,000
	2012 Framework	Target	$800,000	$1,920,000	$2,450,000	$0	$5,170,000
% Reduction							(81%	)

(1)	For comparative purposes, base salaries were kept consistent between the 2013 NEO compensation plan framework and the 2012 NEO compensation plan framework because it was assumed 2013 base salaries would have been modified with or without a change in framework.

(2)	The Annual Incentive column assumes both maximum and targeted payouts under the Incentive Bonus for the 2013 and 2012 framework. Under the 2013 framework the maximum and targeted payout as a percentage of base salary multiplier for each component of the Incentive Bonus are as follows: (i) Maximum Payout - as a percentage of base salary multiplier for EPS, total revenues and the Individual Bonus is 200% and (ii) Targeted Payout - as a percentage of base salary multiplier for EPS, total revenues and the Individual Bonus is 25%. Under the 2012 framework, the maximum and targeted payout as a percentage of base salary multiplier for each component of the Incentive Bonus are as follows: (i) Maximum Payout - as a percentage of base salary multiplier for EPS, total revenues and the Individual Bonus is 400%, 400% and 100%, respectively; and (ii) Targeted Payout - as a percentage of base salary multiplier for EPS, total revenues and the Individual Bonus is 300%, 250% and 100%, respectively.

(3)	The LTI as calculated under the 2012 compensation framework assumes: (i) Maximum Payout - assumes a first place finish for the one-year TSR measurement which yields a payout of 4% of common stock outstanding; and (ii) Targeted Payout - assumes a sixth place finish for the one-year TSR measurement which yields a payout of 2.33% of common stock outstanding. Both the maximum and targeted payout calculations assume common stock outstanding of 35,000,000 shares and a closing stock price on the day of grant and last day of the performance period of $14.00 per share. Additionally, factored into the grant date fair value under the 2012 compensation framework is the 0.5% of market capitalization limit for the CEO.

(4)	For the maximum payout, the CEO cash-based TSR bonus assumes a first place finish in both the three-year TSR calculation versus the 2013 Industry Peer Group and versus the 2013 Separately Designated Peer Group, thus, yielding a maximum bonus of $1 million. For the targeted payout, the CEO cash-based TSR bonus assumes a projected relative percentile ranking for the three-year TSR of 50% as compared to both the 2013 Industry Peer Group and the separately designed peer group, resulting in no cash bonus being awarded to the CEO under this incentive.

(5)	Total direct compensation excludes any change in pension value and other compensation.

Target Earned NEO Compensation as a Percentage of Operating Income

One metric used by the Committee to determine the appropriateness of the changes made to the 2013 to 2015 NEO Compensation Framework is the measurement of target earned compensation as a percentage of operating income. The table below provides a comparison of the target earned compensation, independently for the CEO and for the NEOs, in the aggregate, as a percentage of operating income for 2013 under both the 2012 NEO Compensation Framework, as described in previous sections, and the 2013 to 2015 NEO Compensation Framework, as described above. The Committee believes the results of this table show the aggressive modifications that were made to NEO compensation in response to the vote “Against” Say on Pay in 2012.

Target Earned Compensation as Percentage of Operating Income

	2013 to 2015 NEO Compensation Framework (1)	2012 NEO Compensation Framework (2)
Target CEO Earned Compensation	$1,000,000	$5,170,000
As Percentage of Operating Income (3)	1.7%	8.8%

Target Total NEO Earned Compensation	$4,242,500	$14,366,296
As Percentage of Operating Income (3)	7.2%	24.5%

(1)	The following assumptions were utilized in calculating target earned compensation: (i) Base Salary – Mr. Dunkel - $800,000; Mr. Liberatore - $600,000; Mr. Kelly - $300,000; Mr. Ettore - $350,000 and Mr. Marmon - $350,000; (ii) Projected Annual Incentive Bonus – targeted payout percentage of the base salary multiplier for each component (EPS, total revenues and Individual Bonus) of 25%; (iii) LTI for NEOs (excluding CEO) – the projected relative percentile ranking for the three-year TSR is assumed to be 50% for purposes of the above calculation which would result in a total payout value of the LTI Pool of $5,000,000 which was multiplied by the percentage of the LTI Pool to be received by each NEO, as stated above; and (iv) three-year TSR cash performance bonus (CEO) - the projected relative percentile ranking for the three-year TSR is assumed to be 50% as compared to both the 2013 Industry Peer Group and the separately designed peer group, resulting in no cash bonus being awarded to the CEO under this incentive.

(2)	The following assumptions were utilized in calculating target earned compensation: (i) Base Salary – Mr. Dunkel - $800,000; Mr. Liberatore - $600,000; Mr. Kelly - $300,000; Mr. Ettore - $350,000 and Mr. Marmon - $350,000; (ii) Projected Annual Incentive Bonus – targeted payout percentage of the base salary multiplier for EPS, total revenues and Individual Bonus of 300%, 250% and 100%, respectively; (iii) LTI for NEOs – the projected relative percentile ranking for the one-year TSR is assumed to be 50% for purposes of the above calculation which would result in a total payout of 2.33% of common shares outstanding, or a value for Messrs. Dunkel, Liberatore, Kelly, Ettore and Marmon of $2,450,000, $3,914,698, $2,211,467, $1,571,066 and $1,571,066, respectively, assuming common stock outstanding of 35,000,000 shares and a closing stock price on the day of grant and last day of the performance period of $14.00 per share. For purposes of Mr. Dunkel’s LTI calculation, the 0.5% of market capitalization limit for the CEO was applied to the calculation. The market capitalization limit for the other NEOs did not apply.

(3)	For purposes of this table, 2013 operating income is derived using the analyst consensus estimate for earnings per share of $0.99 for 2013 and an income tax rate of 40%.

2010 Burn Rate Commitment

During 2010, the Committee decided to limit grants during the period of April 1, 2010 to March 31, 2013 to an average rate equal to or less than 3.45% of the number of shares of our Common Stock that we believe will be outstanding over such period (assuming approximately 40,000,000 shares). The maximum number of grants of options, SARs or other stock awards able to be awarded and earned by the grantees during the three-year commitment period to remain in compliance with the burn rate commitment is 4,140,000 (or 2,070,000 full value awards using the conversion rate of 2.00 shares for each full value award earned) based on the assumptions above. During the period April 1, 2010 through March 31, 2012, an aggregate of 1,968,033 full value awards were awarded and earned by NEOs, directors and senior management as follows by period:

•	During the period from April 1, 2010 to March 31, 2011, a total of 1,035,909 full value awards were earned by the grantees.

•	During the period from April 1, 2011 to March 31, 2012 a total of 580,783 full value awards were earned by the grantees.

•

During the period from April 1, 2012 to March 8, 2013 (the Committee does not expect to grant any additional awards, except as noted above, between March 8, 2013 and March 31, 2013) a total of 351,341 full value awards were earned by the grantees.

Included in the shares earned during the period from April 1, 2011 to March 31, 2012 are 295,783 full value awards deemed to be earned on February 2, 2012 upon the certification by the Committee of the attainment of the 2011 annual incentive plan performance goals. Originally, 688,523 full value awards were granted on January 3, 2011 related to the 2011 annual incentive compensation for both NEOs and other senior management, which were subject to forfeiture based on the extent by which the 2011 performance goals were met. Of the total number of awards granted, 392,740 full value awards were forfeited (i.e. not earned) based on the level of attainment for the 2011 performance goals. Since the 392,740 shares were not earned by the recipient, Kforce does not include these shares in the burn rate commitment calculation.

As it relates to the proposal on the approval of the 2013 Stock Incentive Plan (Proposal #4), Kforce anticipates entering into a new burn rate commitment for the period from April 1, 2013 to March 31, 2016.

Other Factors Affecting Compensation

Executive Benefit Plans

The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.

Kforce Nonqualified Deferred Compensation Plan

Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board of Directors. Only Mr. Marmon, among the NEOs, made a new contribution to the deferred compensation plan during 2012 and he received a matching contribution as shown in the Summary Compensation and Nonqualified Deferred Compensation Tables.

Kforce Inc. Supplemental Executive Retirement Plan

During 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all NEOs. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by NEOs to Kforce’s 401(k) plan. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s average salary and cash bonus from the three years where the executive earned the highest salary and bonus during the last ten years of employment, which is subject to adjustment for early retirement and the participant’s vesting percentage. Benefits under the SERP are normally paid based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.

Kforce Supplemental Executive Retirement Health Plan

During 2007, Kforce adopted a SERHP for all NEOs. During 2010, Messrs. Cocchiaro and Sutter were added to the SERHP. The primary goal of the SERHP is to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirror that of the SERP and no advance funding is required by Kforce or the participants. Under the terms of their respective employment agreements, if an NEO retires while employed by Kforce, and qualifies for retirement benefits under the SERP, then he may elect, on behalf of himself and his spouse, to participate in the SERHP.

The Committee believes the SERP and SERHP provide significant retention benefits for our NEOs.

Employment, Severance and Change in Control Agreements

Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interests and that of its shareholders to recognize the contributions of the NEOs to Kforce’s business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. The specific amounts the NEOs would receive under the employment agreements are described in the “2012 Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.

In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.

Perquisites and Other Personal Benefits

As indicated in the “All Other Compensation” column of the SCT, Kforce does not provide any perquisites or other personal benefits to its NEOs.

Summary

A significant focus of this CD&A has been on the compensation of our NEOs for the fiscal year ended December 31, 2012 as well as the comprehensive review directed by the Committee on the structure and level of NEO compensation for both 2012 and the NEO compensation framework for 2013 to 2015, following the vote “against” Say on Pay at the 2012 Annual Meeting of Shareholders, which the Board and the Committee considered to be a matter of great significance. Additionally, prior to taking action on any modifications to 2012 NEO compensation or the 2013 to 2015 framework, the Committee actively engaged and the Chair of the Committee actively participated in the Shareholder Outreach program with Kforce’s largest 25 institutional shareholders, which held at that time approximately 60% of Kforce’s outstanding common stock, as well as with two of the most influential shareholder advisory firms. Of the largest 25 institutional shareholders contacted, the Committee Chair and/or Kforce management had discussions with a total of 14, including the top five and nine of the top 10. The reaction received by the Committee throughout the Shareholder Outreach program was very positive and all shareholders indicated their appreciation of the Committee’s prompt reaction, thoroughness of approach and the significance of actions taken.

After taking into account all feedback received from the Shareholder Outreach program, the Committee approved the modifications to 2012 compensation for the CEO and also approved the NEO compensation framework for fiscal years 2013 to 2015 on December 26, 2012. The eliminations and reductions to 2012 NEO compensation, particularly and incorporating the CEO, as discussed above, are as follows: (i) elimination of the performance-based LTI for our CEO, which was to be granted on January 2, 2013; (ii) elimination of the annual performance-based incentive bonus for our CEO; and (iii) elimination of the alternative relative revenue performance metric from the annual performance-based incentive bonus for all NEOs, including the CEO. The Committee views the reductions and eliminations made to 2012 NEO compensation to be a “bridge” to conform, where possible, to the pay practices as redesigned within the 2013 to 2015 compensation framework, which targets NEO compensation at the median within the broader market for similarly sized companies.

The redesign of the 2013 to 2015 compensation framework, as discussed above, included the following changes: (i) NEO compensation will be targeted at the 50th percentile of industry; (ii) elimination of the annual equity-based LTI for the CEO and addition of a CEO annual cash-based performance incentive plan based on three-year TSR performance; (iii) reduction in the target and maximum annual incentive compensation that can be earned by each NEO; (iv) elimination of the alternative relative revenue performance metric from the annual performance-based incentive calculation for the NEOs; and (v) reduction in the maximum equity-based LTI awards for its NEOs, excluding the CEO, which under the 2013 to 2015 compensation framework will be based on a pre-defined and capped dollar value not to exceed the lesser of 2% of market capitalization or $9 million. The Committee believes the 2013 to 2015 NEO compensation plan framework will result in reductions in compensation of its NEOs, further align the NEO compensation with Kforce’s performance using longer-term measurement periods and will target NEO compensation at the 50th percentile of similar positions within the broader market for similarly sized companies.

SUMMARY COMPENSATION TABLE

For Fiscal Years Ended December 31, 2012, 2011 and 2010

Name and Principal Position (a)	Year (b)	Salary (1) (c)	Stock Awards (2) (e)	Non-Equity Incentive Plan Compensation (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)(5) (h)	All Other Compensation (6) (i)	Total (j)
David Dunkel,	2012	$750,000	$4,023,238	$0	$1,291,615	$0	$6,064,853
CEO	2011	$750,000	$9,078,115	$0	$1,909,811	$0	$11,737,926
	2010	$750,000	$6,319,010	$150,000	$994,790	$0	$8,213,800

William Sanders,	2012	$600,000	$2,208,628	$1,726,665	$1,105,112	$0	$5,640,405
President	2011	$600,000	$5,463,341	$0	$2,847,528	$0	$8,910,869
	2010	$600,000	$3,468,910	$108,000	$2,077,887	$0	$6,254,797

Joseph Liberatore,	2012	$450,000	$1,421,732	$608,175	$447,504	$0	$2,927,411
Chief Financial Officer	2011	$450,000	$3,647,343	$0	$729,608	$0	$4,826,951
	2010	$450,000	$2,233,029	$76,500	$256,984	$0	$3,016,513

Michael Ettore,	2012	$350,000	$797,459	$364,875	$349,751	$1,700	$1,863,785
Chief Services Officer	2011	$350,000	$1,965,291	$0	$756,755	$1,381	$3,073,427
	2010	$335,000	$1,252,526	$100,500	$275,887	$1,650	$1,965,563

Randal Marmon,	2012	$350,000	$797,459	$372,750	$243,668	$8,555	$1,772,432
Chief Customer Officer	2011	$350,000	$1,900,322	$0	$333,614	$5,716	$2,589,652
	2010	$315,000	$1,252,526	$100,000	$113,944	$9,019	$1,790,489

(1)	Represents each NEO’s salary earned during the respective year.

(2)	The amounts reported reflect the grant date fair value of the awards granted during each of 2012, 2011, and 2010, including the January 2012 ALTI grants. The target values of the January 2012 ALTI grants are as follows: Mr. Dunkel—$4,155,763; Mr. Sanders—$2,281,380; Mr. Liberatore—$1,468,564; Mr. Ettore—$823,727; and Mr. Marmon—$823,727. For a discussion of the assumptions used in the 2012 fair value calculation of the liability-based awards, see Note 12, Employee Benefit Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2012.

(3)	Represents annual incentive compensation (including both the Incentive Bonus and Individual Bonus) earned by the NEOs during each of 2012, 2011 and 2010. Additionally, included in 2012 for Mr. Sanders is a cash-based bonus award, approved by the Committee, which was paid in 2012 in lieu of the LTI related to 2012 performance as a result of Mr. Sander’s announced retirement, which is planned for June 2012. For 2012, the Committee used its negative discretion to conform to our objective of market median compensation and eliminated the annual incentive compensation for Mr. Dunkel. This reduction for Mr. Dunkel in 2012 was $1,192,500. For 2011 and 2010, the NEOs elected to take a discretionary reduction to their annual incentive payouts to the amounts noted in the Non-Equity Incentive Plan Compensation column (g) to ensure an appropriate shareholder return for 2011 and 2010. The reductions aggregated to $1,760,550 and $3,814,813, respectively, for the NEOs. No amounts have been presented for 2011 given that the Incentive Bonus and Individual Bonus amounts were paid in PARS and, thus, are included in column (e) above.

(4)	This includes the aggregate change in the accumulated benefit obligation for the SERP and SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2012. See the Pension Benefits table below for more detail and discussion.

(5)	Of the NEOs, Messrs. Dunkel, Sanders and Marmon are the only participants in Kforce’s nonqualified deferred compensation plans. There were no above-market or preferential earnings generated during 2012, 2011 or 2010, thus, there are no amounts included in column (h) related to nonqualified deferred compensation earnings. See the Nonqualified Deferred Compensation table below for more detail on the activity during 2012 and balances maintained as of December 31, 2012.

(6)	The amounts included for Messrs. Ettore and Marmon for 2012, 2011 and 2010 are the matching contributions made by Kforce each respective year attributable to defined contribution plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2012

Name (a)	Type of Award (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value (k)
			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
David Dunkel	Annual Incentive Award (1)	2/2/2012; 12/31/2012	$300,000	$1,800,000	$2,550,000	—	—	—	—
	ALTI (2)	1/3/2012	—	—	—	$2,077,882	$4,155,763	$6,233,645	$4,023,238

William Sanders	Annual Incentive Award (1)	2/2/2012; 12/31/2012	$216,000	$1,296,000	$1,836,000	—	—	—	—
	ALTI (2)	1/3/2012	—	—	—	$1,140,690	$2,281,380	$3,422,070	$2,208,628
	LTI Cash Bonus (3)	12/31/2012	—	$868,065	—	—	—	—	—

Joseph Liberatore	Annual Incentive Award (1)	2/2/2012; 12/31/2012	$153,000	$918,000	$1,300,500	—	—	—	—
	ALTI (2)	1/3/2012	—	—	—	$734,282	$1,468,564	$2,202,846	$1,421,732

Michael Ettore	Annual Incentive Award (1)	2/2/2012; 12/31/2012	$65,625	$498,750	$656,250	—	—	—	—
	ALTI (2)	1/3/2012	—	—	—	$411,864	$823,727	$1,235,591	$797,459

Randal Marmon	Annual Incentive Award (1)	2/2/2012; 12/31/2012	$91,875	$577,500	$813,750	—	—	—	—
	ALTI (2)	1/3/2012	—	—	—	$411,864	$823,727	$1,235,591	$797,459

(1)	These amounts represent the estimated future payouts under the 2012 Incentive Bonus and 2012 Individual Bonus, collectively. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout under the Kforce Inc. Amended and Restated Performance Incentive Plan. The maximum payout is 100% of target for the Individual Bonus and 400% of target for the Incentive Bonus, which is disclosed in column (f). Actual payments for bonuses earned during 2012 are listed in column (g) of the SCT.

(2)	The ALTI payouts were to have been based on stock price ranking over three discrete annual periods in 2012, 2013 and 2014. The ultimate annual payout, as a percentage of target, was to have been based on Kforce’s Common Stock ranking each year relative to its industry peer group for the respective year. If, however, Kforce’s Common Stock return was negative for any annual measurement period, its annual payout as a percentage of target would have been decreased by one ranking. Additionally, if Kforce’s stock price were to exceed the stock price at the date of grant ($12.76) by 150% (or a stock price of $19.14) for a period of 10 trading days which need not have been consecutive, then all remaining unpaid annual payouts would have become payable at 150% of target but would still be subject to vesting. The grant date fair value of the awards is included within the amounts presented in column (e) of the SCT. As previously discussed, the Board exercised its discretion to accelerate the vesting of all of these awards, among others, effective March 31, 2012.

(3)	As a result of Mr. Sanders expected retirement in June of 2012, the Committee determined it was in the best interest of Mr. Sanders to award a cash-based bonus that was payable upon completion of the performance period in lieu of an equity-based LTI award. The value of the cash-based bonus, which was paid on December 31, 2012, was based on the estimated value on December 31, 2012 of the equity-based award that would have been granted to Mr. Sanders on January 2, 2013. Because a cash-based bonus was granted in lieu of equity, the Committee reduced the value of the award by more than 50% from value earned and discounted the bonus value further to reflect the time value of money for purposes of satisfying Section 162(m) of the Code. No threshold or maximum amount was calculated for this award as a result. The LTI cash bonus is included within the amounts presented in the “Non-Equity Incentive Plan Compensation” column of the SCT (column g)).

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2012

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (1) (d)	Value Realized on Vesting (2) (e)
David Dunkel	1,002,660	$14,898,705
William Sanders	566,759	$8,420,576
Joseph Liberatore	403,326	$5,938,465
Michael Ettore	233,198	$3,411,546
Randal Marmon	210,630	$3,109,043

(1)	In connection with the disposition of KCR, the Board exercised its discretion, as permitted within the Kforce Inc. 2006 Stock Incentive Plan, to accelerate the vesting of substantially all of the outstanding and unvested LTIs effective March 31, 2012.
(2)	Value realized represents the market value of Kforce’s Common Stock at the time of vesting multiplied by the number of shares vested.

PENSION BENEFITS

For Fiscal Year Ended December 31, 2012

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (c)	Present Value of Accumulated Benefit (2) (d)
David Dunkel	Supplemental Executive Retirement Plan	6	$5,444,005
	Supplemental Executive Retirement Health Plan	6	$622,133

William Sanders	Supplemental Executive Retirement Plan	6	$10,016,799
	Supplemental Executive Retirement Health Plan	6	$737,591

Joseph Liberatore	Supplemental Executive Retirement Plan	6	$1,316,890
	Supplemental Executive Retirement Health Plan	6	$487,751

Michael Ettore	Supplemental Executive Retirement Plan	6	$1,305,624
	Supplemental Executive Retirement Health Plan	6	$528,545

Randal Marmon	Supplemental Executive Retirement Plan	3	$447,118
	Supplemental Executive Retirement Health Plan	3	$265,752

(1)	The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.
(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2012, using 65 as the retirement age, which is the normal retirement age under the SERP. For a discussion of the assumptions used, see Note 12, Employee Benefit Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2012.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2012

Name (a)	Executive Contributions in Last FY (1) (b)	Registrant Contributions in Last FY (2) (c)	Aggregate Earnings in Last FY (3) (d)	Aggregate Balance at Last FYE (4) (f)
David Dunkel	—	—	$13,198	$103,554
William Sanders	—	—	$2,414	$18,869
Joseph Liberatore (5)	—	—	—	—
Michael Ettore (5)	—	—	—	—
Randal Marmon	$68,547	$4,500	$59,985	$742,796

(1)	These amounts represent the NEOs pre-tax contributions made to the nonqualified deferred compensation plan for 2012.
(2)	These amounts were reported in the “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT (column (h)).
(3)	The aggregate earnings for 2012 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT (column (h)) for 2012 as there were no above-market or preferential earnings generated.
(4)	Included in the aggregate balance are amounts related to contributions made by Kforce that were previously reported in the SCTs for prior year.
(5)	Messrs. Liberatore and Ettore do not participate in Kforce’s nonqualified deferred compensation plan.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2012. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2012 and based on the closing price of Kforce’s stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual performance bonus awards, and annual LTIs;

(2)	the amount and type of unvested equity and other incentive awards held by the executive;

(3)	the trading price of Kforce’s stock;

(4)	the cost of providing employee benefits;

(5)	the executive’s elections of employee benefits;

(6)	the executive’s age or years of service with Kforce;

(7)	the date of termination;

(8)	the circumstances of the termination; and

(9)	the executive’s historical salary, performance bonus awards, and LTIs.

The following tables describe potential payments to the NEOs upon termination or a change in control (“CIC”) pursuant to their respective employment agreements, which were approved by the Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2012. The footnotes referenced in each of the tables follow the last table and relate to all tables.

Pursuant to the provisions of the SERP and the NEOs’ respective employment agreements, upon a termination (i) “by the employee without good reason” or (ii) “by the employer for cause,” the NEOs would be eligible to receive all earned and accrued salary, bonus, and employee benefits such as paid-time off as of December 31, 2011 and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of December 31, 2012. As a result, these columns have been omitted from the tables below.

Also, pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for “early retirement” under the SERP as of December 31, 2012; therefore, this column has been omitted from the table below. In addition, only Mr. Sanders was eligible for “normal retirement” under the SERP as presented in the table below.

David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$4,186,000	$—	$22,029,213	$—	$—
Equity-based compensation (2)	—	—	—	—	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$2,122,537	$2,122,537
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$9,557,143	$2,772,816	$2,772,816
Retirement health benefit—SERHP (6)	—	—	$622,133	$622,133	$622,133
Outplacement services	—	—	$20,000	—	—

	$4,186,000	$—	$32,228,489	$5,517,486	$5,517,486

William Sanders

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$2,058,600	$—	$12,880,049	$—	$—
Equity-based compensation (2)	—	—	—	—	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$1,701,283	—
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	$10,060,950	$10,405,350	$8,704,067	$10,405,350
Retirement health benefit—SERHP (6)	—	$737,591	$737,591	$737,591	$737,591
Outplacement services	—	—	$20,000	—	—

	$2,058,600	$10,798,541	$24,042,990	$11,142,941	$11,142,941

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,508,175	$—	$8,123,885	$—	$—
Equity-based compensation (2)	—	—	—	—	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$1,273,522	$1,273,522
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$621,865	—	—
Retirement health benefit—SERHP (6)	—	—	$487,751	$487,751	$487,751
Outplacement services	—	—	$20,000	—	—

	$1,508,175	$—	$9,253,501	$1,761,273	$1,761,273

Michael Ettore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,064,875	$—	$3,348,577	$—	$—
Equity-based compensation (2)	—	—	—	—	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$673,206	$673,206
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$2,328,462	$401,468	$401,468
Retirement health benefit—SERHP (6)	—	—	$528,545	$528,545	$528,545
Outplacement services	—	—	$20,000	—	—

	$1,064,875	$—	$6,225,584	$1,603,219	$1,603,219

Randal Marmon

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,072,750	$—	$3,428,644	$—	$—
Equity-based compensation (2)	—	—	—	—	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	$673,206	$673,206
Continuation of health care benefits (4)	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	$353,095	—	—
Retirement health benefit—SERHP (6)	—	—	$265,752	$265,752	$265,752
Outplacement services	—	—	$20,000	—	—

	$1,072,750	$—	$4,067,491	$938,958	$938,958

(1)	The severance payment amount depends upon the type of termination. Under column (b), the NEOs are entitled to a severance payment calculated as a factor (ranging from 2.00 to 2.99) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (ranging from two to three years), as specified in their respective employment agreements. Under column (d), the severance payment would include cash bonuses and the value of stock options, RS, PARS, SARs and the ALTI in the calculation of the bonus whereas column (b) only includes cash bonuses. The factors used in the calculation of the severance payment described above are as follows for each of the NEOs: Mr. Dunkel 2.99 under columns (b) and (d), Mr. Sanders and Liberatore 2.00 under column (b) and 2.99 under column (d), Messrs. Ettore and Marmon 2.00 under columns (b) and (d). The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) normal retirement (column (c)); (ii) death (column (e)) or (iii) disability (column (f)).

If any payment or distribution by Kforce to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, the NEO would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount disclosed in column (d) does not include any excise tax gross up for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon as each of the respective calculations resulted in no excise tax amount. Also, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.

(2)	No equity-based compensation is included for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon because none held any outstanding RS, PARS, options, SARs or ALTI as of December 31, 2012.

(3)	Upon termination due to the death of the NEO, his salary would be continued to his beneficiary for a period of 2.99 years except for Messrs. Ettore and Marmon for which the period is 2.00 years. Upon termination due to disability of the NEO, his salary would be continued until the earlier of (i) death, (ii) the NEO’s 65th birthday or (iii) 2.99 years except for Messrs. Ettore and Marmon for which the term is 2.00 years. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Ettore and Marmon as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2012, given their current ages. Mr. Sanders would not receive a benefit due to the age limitation. The annual payment amounts have been discounted at a rate of 2.50%, which is the lump sum conversion amount that was utilized for the SERP benefit at December 31, 2012.

(4)	Although each of the NEOs employment agreements specifies continuation of health care benefits upon CIC, death and disability, no amounts have been included in columns (d), (e) and (f) as each of the NEOs would be entitled to a benefit under the SERHP.

(5)	Upon termination due to disability, each NEO would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years, except Messrs. Ettore and Marmon which period would be 2.00 years. In addition, the NEOs are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (d), (e) and (f) is the lump sum present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a lump sum conversion rate that was consistent with the assumptions used in our Annual Report on Form 10-K for fiscal 2012. Upon death or disability, the NEOs are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed in columns (e) and (f) is net of the related benefit under their employment agreements.

(6)	Upon termination due to death or disability or upon the occurrence of a CIC, each NEO would be entitled to a benefit under the SERHP. The amount included in columns (d), (e) and (f) is the accumulated postretirement benefit obligation, as determined using the assumptions used in our Annual Report on Form 10-K for fiscal 2012.

RISKS RESULTING FROM COMPENSATION POLICIES AND PRACTICES

The Compensation Committee does not believe that Kforce’s compensation policies and practices are reasonably likely to have a material adverse effect on Kforce, whether in the context of broad based Kforce-wide practices or related to executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, Kforce had no “interlocking” relationships in which: (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.

During 2012, the Compensation Committee consisted of W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chair) and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K except Mr. Struzziero.

During 2012, Mr. Struzziero’s son was employed by Kforce Government Solutions Inc. (“KGS”), a wholly-owned subsidiary of Kforce. Mr. Struzziero’s son was hired by KGS leadership in a non-executive business development role based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero’s son has no involvement in management decisions of KGS. Mr. Struzziero had no influence in the hiring of his son nor does Mr. Struzziero have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero’s son was approximately $168,600, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero’s son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment would not impair Mr. Struzziero’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee

Elaine D. Rosen (Chair)

W.R. Carey, Jr.

Mark F. Furlong

Ralph E. Struzziero

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 3. APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related tables and narrative discussion. At the 2011 annual meeting, a majority of the shares voted for holding this non-binding advisory vote on an annual basis. After consideration of these voting results and other factors, the Board decided that Kforce will conduct future non-binding advisory votes on executive compensation on an annual basis. The annual non-binding advisory votes on executive compensation will continue until the Board considers the results of the next shareholder non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation.

As described more completely in the Compensation Discussion and Analysis and the related tables and narrative discussion, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. The Committee believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.

We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.

This advisory vote on executive compensation is not binding on Kforce, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD UNANIMOUSLY RECOMMENDS A NON-BINDING ADVISORY VOTE FOR THE APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION.

PROPOSAL 4. APPROVAL OF THE KFORCE INC. 2013 STOCK INCENTIVE PLAN

Since the completion of its Initial Public Offering in August 1995, Kforce has had in effect key employee equity incentive plans, consisting of the Kforce Inc. Employee Incentive Stock Option Plan (the “1995 Plan”), which expired in 2005, and the Kforce Inc. 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”). These plans were designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Kforce, especially given that we are a provider of professional and technical specialty staffing services and solutions in which there are few tangible assets and in which our great people represent the true “assets” of Kforce. The Board believes these plans have been highly effective in providing such incentive and retention benefits. The Board also believes that for Kforce to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place.

The remaining shares available for grant under the 2006 Stock Incentive Plan, which is the only active plan as it pertains to employee equity incentive plans, are limited and will not satisfy Kforce’s needs over the next three to four years. Additionally, the 2006 Stock Incentive Plan is set to expire in 2016.

As of February 22, 2013, 34,961,660 shares of Kforce’s Common Stock were issued and outstanding and 74,421 shares, or 47,102 full value awards (based on the fungible design of the 2006 Stock Incentive Plan), remained available for future issuance under the 2006 Stock Incentive Plan. The current number of shares outstanding under the 2006 Stock Incentive Plan and the 1995 Plan is as follows:

Award Type	Shares Outstanding
Stock Options (1)	237,146
Full Value Awards	351,341

Total	588,487

(1)	The weighted average exercise price of outstanding stock options is $10.95 and the weighted average remaining contractual term is 2.84 years as of February 22, 2013.

Proposal

Because the remaining shares available for grant under the 2006 Stock Incentive Plan are limited and will not satisfy Kforce’s needs over the next three to four years, the Board believes it is in the best interests of Kforce and its shareholders to increase the number of shares available for grant. In addition, because the 2006 Stock Incentive Plan expires April 28, 2016 and the Board believes that certain technical changes to the 2006 Stock Incentive Plan would be beneficial to the administration of the Plan, the Board believes it is in the best interests of Kforce and its shareholders to adopt a new 2013 Stock Incentive Plan rather than merely amending the 2006 Stock Incentive Plan to increase the number of shares available for grant.

Accordingly, on March 1, 2013, the Board adopted the 2013 Stock Incentive Plan, subject to shareholder approval. Therefore, the 2013 Stock Incentive Plan will not become effective if the shareholders do not approve it. The complete text of the 2013 Stock Incentive Plan is set forth in Appendix A.

If the 2013 Stock Incentive Plan is approved, 4,000,000 shares of Common Stock would be available for issuance under the Plan. The 4,000,000 shares of Common Stock is expected to last between three and four years using an assumption that a maximum of 2% of our outstanding common shares of approximately 35,000,000 will be granted annually, or 700,000 full value awards. After taking into account the fungible plan ratio of 1.58 in the 2013 Stock Incentive Plan, 700,000 full value awards would equate to 1,106,000 options or stock appreciation rights. As such, the 4,000,000 shares that would be available for issuance under the 2013 Stock Incentive Plan would likely be sufficient to administer our compensation plans for a period of at least three years and possibly four years.

Recommendation of the Board of Directors

The Board believes that it is in Kforce’s and our shareholders’ best interests to adopt the 2013 Stock Incentive Plan to provide for 4,000,000 shares of Kforce’s Common Stock that may be used for future awards under the 2013 Stock Incentive Plan. The Board believes that the proposed 2013 Stock Incentive Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. Further, the Board believes that, unless our shareholders approve this Plan, the shares available for awards under the currently approved 2006 Stock Incentive Plan will be insufficient to satisfy our equity compensation needs for the next three to four years. Therefore, if our shareholders do not approve this Plan, we will experience a shortfall of shares available for issuance under the 2006 Stock Incentive Plan that we believe may adversely affect our ability to attract, retain and reward associates who contribute to our long-term success.

As a result of the shortfall of shares available for issuance under the 2006 Stock Incentive Plan that may be experienced if our shareholders do not approve the Plan, it may be necessary to design and implement alternative long-term incentive (“ALTI”) plans for our NEOs similar to what was done on January 3, 2012, as discussed previously in the CD&A. Although the use of ALTI plans is a method to attract, retain and reward our NEOs, it is not preferred as their use results in a significant use of Kforce’s cash resources. ALTI plans also introduce a significant amount of earnings volatility due to the remeasurement of fair value over the requisite service period.

Burn Rate Commitment

In order to address potential shareholder concerns regarding the number of options, stock appreciation rights, restricted stock or other stock awards we intend to grant in a given year, the Board’s Compensation Committee will limit grants during the period of April 1, 2013 to March 31, 2016 to a number of shares subject to options, stock appreciation rights, restricted stock or other stock awards to employees or non-employee directors at an average rate equal to or less than 4.74% of the number of shares of our Common Stock that we believe will be outstanding over such period. For purposes of calculating the number of shares, any full-value awards will count as equivalent to two shares. In addition, the current number of shares of our Common Stock that we believe will be outstanding is approximately 35.0 million. Subject to any material change in the number of common shares outstanding, the annual average number of shares granted during this period will not exceed 1,659,000 shares (or 829,500 full-value awards).

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE KFORCE INC. 2013 STOCK INCENTIVE PLAN.

Summary of the 2013 Stock Incentive Plan (the “2013 Plan”), Subject to Shareholder Approval

Purpose. The purpose of the 2013 Plan is to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our employees in contributing to the success and progress of Kforce, and to align participants’ interests directly to those of Kforce’s stockholders through increased stock ownership.

Awards. The 2013 Plan provides for awards of incentive stock options, nonqualified stock options, stock appreciation rights (“SAR”), restricted stock, performance units, performance shares, any of which may be performance-based.

Stock Subject to the 2013 Plan. The aggregate number of shares of Common Stock that may be subject to awards under the 2013 Plan, subject to adjustment upon a change in capitalization, shall not exceed 4,000,000 shares. In no event shall the number of shares issued upon the exercise of incentive stock options exceed the share reserve. Each option or SAR granted shall reduce the share reserve by one share; and each full value share (restricted stock, performance units, performance shares) shall reduce the share reserve by 1.58 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock.

If any portion of an award for any reason expires, is terminated, is cancelled or is forfeited (including those forfeited as a result of not being earned pursuant to the award’s performance criteria), the shares allocable to the expired, terminated, cancelled, or forfeited portion of the award shall become available for future awards under the 2013 Plan (unless the 2013 Plan has terminated). With respect to an option and SAR, if the payment upon exercise (for the exercise cost of the option or SAR) of an option or SAR is in the form of shares, the shares subject to the option or SAR shall be counted against the share reserve as one share for every share subject to the option or SAR, regardless of the number of shares used to settle the option or SAR upon exercise. If a grantee elects to cover their minimum payroll tax withholding obligations, if any, associated with the award in the form of shares, the shares subject to the award shall be counted against the share reserve as one share for every share subject to the award.

Administration. The 2013 Plan shall be administered by Kforce’s Compensation Committee (the “Committee”). Subject to the other provisions of the 2013 Plan, the Committee has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof.

Eligibility. The 2013 Plan provides that the Committee may grant awards to employees and consultants, including non-employee directors. The Committee may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Committee selects the grantees and determines the number of shares of Common Stock to be subject to each award. In making such determination, the Committee shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to the success of Kforce, the anticipated number of years of future service and any other relevant factors. The Committee shall not grant to any employee, in any fiscal year of Kforce, incentive stock options, nonqualified stock options, SARs, restricted stock, performance units, or performance shares representing more than 500,000 shares of Common Stock.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who beneficially owns stock possessing 10% or more of the voting power of all classes of stock of Kforce (a “10% Shareholder”), the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other awards, as defined, granted under the 2013 Plan may not exceed 10 years.

Each award granted under the 2013 Plan is evidenced by a written agreement between the grantee and Kforce and is subject to the following general terms and conditions unless otherwise provided in the award agreement:

Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or SAR within 30 days of the date of determination and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or SAR be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately, before the date of such termination or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. Any restricted stock awards subject to performance criteria with respect to which the performance period has not ended as of the date of termination shall terminate immediately upon the date of termination. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

Disability. If a grantee’s continuous status as an employee or consultant terminates as a result the grantee’s disability, the grantee may exercise his unexercised option or SAR, but only within 90 days from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event may the option or SAR be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. Any restricted stock awards subject to performance criteria with respect to which the performance period has not ended as of the date of termination shall terminate immediately upon the date of termination. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or SAR by bequest or inheritance may exercise the option or SAR, but only within 90 days following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or SAR be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. Any restricted stock awards subject to performance criteria with respect to which the performance period has not ended as of the date of termination shall terminate immediately upon the date of termination. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

Nontransferability of Awards. Except as described below, an award granted under the 2013 Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or SAR may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Committee, a grantee may transfer an award to certain family members and other individuals and entities.

Terms and Conditions of Options. Each option granted under the 2013 Plan is subject to the following terms and conditions:

Exercise Price. The Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Shareholder) of the fair market value of the Common Stock on the date the option is granted. The 2013 Plan provides exceptions for certain options granted in connection with an acquisition by Kforce of another corporation or granted as inducements to an individual’s commencing employment with Kforce. The 2013 Plan prohibits modification of any outstanding option so as to specify a lower exercise price, or acceptance of the surrender of an outstanding option and the granting of a new option with a lower exercise price in substitution for such surrendered option without prior shareholder approval.

Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Committee. An option is exercised by giving written notice of exercise to Kforce, specifying the number of full shares of Common Stock to be purchased and by tendering full payment of the purchase price to Kforce.

Form of Consideration. The consideration to be paid for the shares of Common Stock issued upon exercise of an option is determined by the Committee and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, other shares of Kforce’s Common Stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the 2013 Plan and the award agreement.

Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options.

Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the 2013 Plan as may be determined by the Committee. Shares of Common Stock covered by options which have terminated and which were not exercised prior to termination will be returned to the 2013 Plan.

Stock Appreciation Rights. The Committee may grant SARs to employees or consultants from time to time upon such terms and conditions as the Committee may determine. A SAR is the right of the grantee to receive from the Firm an amount in shares equal to the spread at the time of the exercise of such right. SARs may be exercised by the delivery to Kforce of a written notice of exercise. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of shares from the Firm in an amount determined by multiplying the spread by the number of shares with respect to which the SAR is exercised; provided, that the Committee may provide in the award agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the fair market value of a share on the date of grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in shares that have an aggregate fair market value (as of the date of exercise of the SAR) equal to the amount of the payment. In any fiscal year of Kforce, the Committee may not grant to any employee SARs covering more than 500,000 shares of Common Stock.

Restricted Stock Awards. The Committee may grant awards of restricted shares of Common Stock in such amount and upon such terms and conditions as the Committee specifies in the award agreement. The Committee may grant awards of performance-based restricted stock or restricted stock awards other than performance-based restricted stock.

Restricted Stock Other Than Performance-Based Restricted Stock. Restricted stock other than performance-based restricted stock may be granted to employees and consultants and may be subject to one or more contractual restrictions applicable generally or to a grantee in particular, as established at the time of grant and as set forth in the related restricted stock agreement. The restricted stock agreement sets forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the grantee’s interest in the restricted shares will be forfeited. As soon as practicable after a grant has become effective, the shares are registered to or for the benefit of the grantee, but subject to any forfeiture conditions established by the Committee. In any calendar year, the Committee may not grant to any employee a restricted stock award covering more than 500,000 shares of Common Stock

Performance-Based Restricted Stock. The Committee may make grants of performance-based restricted stock to employees and consultants. The Committee has discretion to establish the performance criteria that will be applicable to each grant and to determine the percentage of shares that will be granted upon various levels of attainment of the performance criteria. In any calendar year, the Committee may not grant to any employee a performance-based restricted stock award covering more than 500,000 shares of Common Stock. The Committee shall make each grant subject to the satisfaction of one, or more than one, objective performance goal(s). The Committee shall determine the performance goal(s) which will be applied with respect to each grant of performance-based restricted stock at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). Notwithstanding any contrary provision of the 2013 Plan, the Committee may not increase the number of shares granted pursuant to a performance-based restricted stock award, nor may it waive the achievement of any performance goal.

In measuring performance, the Committee may adjust financial results to exclude the effect of unusual charges or income items which distort year-to-year comparisons of results and other events. The Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations. The targeted level or levels of performance may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more companies or an index covering multiple companies. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Committee.

The performance criteria applicable to performance-based restricted stock grants will be one or more of the following criteria:

•	Common Stock price;
•	shareholder value or total shareholder return;
•	market value or market value growth;
•	market or customer share;
•	revenue or revenue growth;
•	earnings per share or earnings per share growth;
•	pre-tax net income, after-tax net income, net income margin or net income growth;
•	net income from continuing operations, net income from discontinued operations;
•	gain on sale of discontinued operations;
•	return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio;
•	operating expenses, operating profit, operating profit margins or operating profit growth;
•	gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth;
•	selling, general & administrative (“SG&A”) expense, SG&A expense % or SG&A levels;
•	EBIT (earnings before interest and taxes) or EBIT growth;
•	EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth;
•	Earnings before Equity-Based Compensation Expense, net; working capital; debt; debt-to-equity or other liquidity measure;
•	cash flow, cash levels, cash flow margins or cash flow growth;
•	cost goals;
•	budget goals;
•	productivity measures
•	business expansion goals;
•	goals related to acquisitions or divestitures;
•	accounts receivable, accounts receivable aging or accounts receivable write-offs; or
•	other financial, operational, measure or metric.

The related award agreement sets forth the applicable performance criteria and the deadline for satisfying the performance criteria. No grant of performance-based restricted shares is effective until the Committee certifies that the applicable conditions (including performance criteria) have been timely satisfied.

The Committee may also make grants of performance-based restricted stock subject to one or more objective employment, performance or other forfeiture conditions applicable generally or to a grantee in particular, as established by the Committee at the time of grant and as set forth in the related award agreement. The award agreement sets forth the conditions, if any, under which the grantee’s interest in the performance-based restricted shares will be forfeited. If the grant or forfeiture conditions with respect to performance-based restricted shares are not satisfied, the shares are forfeited and again become available under the plan.

Dividend Rights. Each award agreement shall state whether the grantee shall have a right to receive any cash dividends which are paid with respect to his or her restricted stock after the date his or her restricted stock grant has become effective and before the first day that the grantee’s interest in such stock is forfeited completely or becomes completely nonforfeitable. In the case of an award of performance-based restricted stock, the Grantee shall not receive any payment of any dividends unless and not earlier than such time as the Committee certifies that the applicable performance criteria have been timely satisfied. If an award agreement provides that a grantee has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the grantee will be eligible to receive one, or more than one, payment in the future to compensate the grantee for the fact that he or she had no right to receive any cash dividends on his or her restricted stock when such dividends were paid. If an award agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a share after the grant is effective but before the grantee’s interest in such stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the grant of the related restricted stock, and a grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend.

Voting Rights. A grantee shall have the right to vote the shares related to his or her restricted stock grant after the date of grant but before his or her interest in such shares has been forfeited or has become nonforfeitable.

Performance Units and Performance Shares. The Committee may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Committee specifies in the award agreement. The Committee will establish an initial value for each performance unit on the date of grant.

The initial value of a performance share will be the fair market value of a share of Common Stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of Common Stock or a combination of cash and shares of Common Stock.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Kforce because of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Kforce, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of Common Stock subject to the 2013 Plan; (ii) the number and class of shares of Common Stock subject to any award outstanding under the 2013 Plan; and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. In the event of a Change in Control, then the following provisions apply:

Vesting. In the event of a change in control of Kforce, the Board of Directors may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.

Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of Kforce, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or SAR shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or SAR as to all or any part of the stock covered by such award, including shares as to which the option or SAR would not otherwise be exercisable.

Merger or Asset Sale. In the event of a merger of Kforce with or into another corporation, the sale of substantially all of the assets of Kforce or the acquisition by any person, other than Kforce or other named persons excluded in Section 2 of the 2013 Plan of 25% or more of the Kforce’s then outstanding securities, each outstanding option, and SAR shall be assumed or an equivalent option or SAR shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options, restricted stock shares or SARs, the 2013 Plan provides that the Board of Directors may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.

Term. The 2013 Plan shall become effective upon its approval by the shareholders of the Firm. The 2013 Plan shall continue in effect until April 5, 2023, unless terminated earlier under Section 13 of the Plan.

Amendment and Termination of the 2013 Plan. The Board may at anytime amend, alter, suspend or terminate the 2013 Plan. Kforce must obtain shareholder approval of any amendment to the 2013 Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 or Section 162(m) of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, Kforce must obtain shareholder approval of any modification or amendment to the extent that the Board of Directors, in its discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the 2013 Plan. No amendment or termination of the 2013 Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Kforce, which agreement must be in writing and signed by the grantee and Kforce.

Federal Income Tax Consequences

Pursuant to the 2013 Plan, Kforce may grant either “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, SARs, restricted stock awards, performance units or performance shares.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Kforce will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Kforce will be subject to tax withholding by Kforce. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Kforce will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

With respect to restricted stock awards, SARs, performance units and performance shares that may be settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of Common Stock received. Kforce will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of Common Stock that are both nontransferable and subject to a substantial risk of forfeiture the participant will realize ordinary taxable income equal to the fair market value of the shares of Common Stock at the first time the shares of Common Stock are either transferable or not subject to a substantial risk of forfeiture. Kforce will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

At the discretion of the Committee, the 2013 Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have Shares withheld, and/or delivering to Kforce already-owned Shares.

Kforce will be entitled to a tax deduction for performance-based compensation in connection with an award only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Kforce’s chief executive officer and to each of Kforce’s other four most highly compensated executive officers, excluding its chief financial officer. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Kforce can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year) and if the material terms of such compensation are disclosed to and approved by Kforce’s shareholders. We have structured the 2013 Plan with the intention that compensation resulting from awards under the 2013 Plan can qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among things, approval of the 2013 Plan by Kforce’s shareholders and accordingly we are seeking such approval.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Kforce with respect to the grant and exercise of awards under the 2013 Plan, does not purport to be complete, and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (3) (4)
Equity compensation plans approved by shareholders
Kforce Inc. 2006 Stock Incentive Plan	92,768	$12.13	570,114
Kforce Inc. 2009 Employee Stock Purchase Plan	N/A	N/A	2,892,595
Kforce Inc. Incentive Stock Option Plan (5)	154,378	$10.12	—

Total as of December 31, 2012	247,146	$10.87	3,462,709

(1)	In addition to the number of securities listed in this column, 37,611 shares of RS granted under the Kforce Inc. 2006 Stock Incentive Plan have been issued and are unvested as of December 31, 2012.
(2)	The weighted-average exercise price excludes unvested RS because there is no exercise price associated with these equity awards.
(3)	All of the shares of common stock that remain available for future issuance under the Kforce Inc. 2006 Stock Incentive Plan may be issued in connection with options, warrants, rights and restricted stock awards. Each future grant of options or SARs shall reduce the available shares under the Kforce Inc. 2006 Stock Incentive Plan by an equal amount while each future grant of restricted stock shall reduce the available shares by 1.58 shares for each share awarded. In order to maximize our share reserves, the prevailing practice over the last few years has been for Kforce to issue full value awards as opposed to options and SARs.
(4)	As of December 31, 2012, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 10,382 shares of common stock at a discounted purchase price of $13.62.
(5)	Issuances of options under the Incentive Stock Option Plan ceased in 2005. The options issued pursuant to this plan will expire at various times through 2015.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2014 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our Bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than November 8, 2013. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2014.

In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2014 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 22, 2014.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders at that address. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future, and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future, should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

APPENDIX A

KFORCE INC.

2013 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of the Firm’s shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units, and Performance Shares, any of which may be performance-based, as determined by the Committee.

2. Definitions. As used herein, the following definitions shall apply:

(a)	“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g. Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.
(b)	“Award” means an Option, Stock Appreciation Right, Restricted Stock, Performance Unit, or Performance Share granted under the Plan, any of which may be performance-based.
(c)	“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.
(d)	“Board” means the Board of Directors of the Firm.
(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.
(f)	“Cause” means the happening of any of the following:
(i)	the Grantee’s conviction by a court of competent jurisdiction or entry of a guilty plea or a plea of nolo contendere for an act on the Grantee’s part constituting any felony;
(ii)	a willful breach by the Grantee of any provisions of this Plan, any Award Agreement or the Grantee’s applicable Employment Agreement, if such breach results in demonstrably material injury to the Firm; or
(iii)	the Grantee’s willful dishonesty or fraud with respect to business or affairs of the Firm if such dishonesty or fraud results in demonstrable material injury to Firm.
(g)	“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:
(i)	When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Firm; a Subsidiary; David L. Dunkel or his child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), or any trust created for his benefit during his lifetime, or any combination of the foregoing; or a Firm employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Firm representing 25 percent or more of the combined voting power of the Firm’s then outstanding securities; or
(ii)	individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)	approval by shareholders of a complete liquidation or dissolution of the Firm.
(h)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.
(i)	“Committee” means the Compensation Committee of the Board, which shall be appointed by the Board, and shall consist of members of the Board who are not Employees and who qualify as “outside directors” under Code Section 162(m).
(j)	“Common Stock” means the Common Stock, $0.01 par value, of the Firm.
(k)	“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
(l)	“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 20 and other applicable requirements of Code Section 409A).
(m)	“Covered Stock” means the Common Stock subject to an Award.
(n)	“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
(o)	“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 20 and other applicable requirements of Code Section 409A).
(p)	“Director” means a member of the Board.
(q)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.
(r)	“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.
(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.
(ii)	If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.
(u)	“Firm” means Kforce Inc., a Florida corporation.
(v)	“Grantee” means an individual who has been granted an Award.
(w)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(x)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(y)	“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z)	“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.
(aa)	“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.
(bb)	“Performance Period” means the time period during which the performance goals established by the Committee with respect to an Award that is performance-based must be met.
(cc)	“Performance Share” has the meaning set forth in Section 9 of the Plan.
(dd)	“Performance Unit” has the meaning set forth in Section 9 of the Plan.
(ee)	“Plan” means this Kforce Inc. 2013 Stock Incentive Plan.
(ff)	“Restricted Stock Award” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.
(gg)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.
(ii)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.
(jj)	“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.
(kk)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under the Stock Incentive Plan shall not exceed 4,000,000 Shares (the “Share Reserve”). In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one share; and each full value share (Restricted Stock, Performance Units, Performance Shares) shall reduce the Share Reserve by 1.58 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.

If any portion of an Award for any reason expires, is terminated, is cancelled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), the Shares allocable to the expired, terminated, cancelled, or forfeited portion of the Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the Kforce Inc. 2006 Stock Incentive Plan (the “2006 Plan”) or the Kforce Inc. Incentive Stock Option Plan for any reason expires, is terminated, is cancelled or is forfeited on or after the date of termination of the respective plan, the Shares allocable to the expired, terminated, cancelled, or forfeited portion of such award shall be available for issuance under the Plan. With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise.

4. Administration of the Plan.

(a)	Procedure.
(i)	Administration by Committee. The Plan shall be administered by the Committee.
(ii)	Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)	Section 162(m) of the Code. To the extent the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.
(b)	Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:
(i)	to determine the Fair Market Value of the Common Stock;
(ii)	to select the Employees and Consultants to whom Awards will be granted under the Plan;
(iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;
(iv)	to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;
(v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;
(vii)	to construe and interpret the terms of the Plan and Awards;
(viii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
(ix)	to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option or SAR to reduce the exercise price of such Option or SAR, as applicable, below the exercise price as of the Date of Grant of such Option or SAR without shareholder approval. In addition, no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR or other Award having a lower exercise price without shareholder approval;
(x)	to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;
(xi)	to determine the terms and restrictions applicable to Awards;
(xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii)	to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;
(xiv)	to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;
(xv)	to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;
(xvi)	to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and
(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan.
(c)	Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5. Eligibility and General Conditions of Awards.

(a)	Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.
(b)	Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than 10 years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee pursuant to Section 10 of the Plan may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.
(c)	Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.
(d)	Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 11 of the Plan:
(i)	Subject to Section 5(d)(2) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;
(ii)	in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;
(iii)	the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iv)	the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;

(v)	any Restricted Stock Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination; and
(vi)	any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(e)	Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:
(i)	the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;
(ii)	the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
(iii)	the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;
(iv)	any Restricted Stock Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination; and
(v)	any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
(f)	Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:
(i)	the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;
(ii)	the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;
(iii)	the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;
(iv)	any Restricted Stock Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death; and
(v)	any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(g)	Nontransferability of Awards.
(i)	Except as provided in Section 5(g)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
(ii)	Except as provided in Section 5(g)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(iii)	To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:
a.	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);
b.	any person sharing the employee’s household (other than a tenant or employee);
c.	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;
d.	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or
e.	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.

6. Stock Options. The Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)	Limitations.
(i)	Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.
(ii)	No Employee shall be granted, in any fiscal year of the Firm, Options to purchase more than 500,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Firm in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
(b)	Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.
(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
a.	In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
b.	Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.
(d)	Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.
(e)	Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:
(i)	net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;
(ii)	pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or
(iii)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
(f)	Exercise of Option.
(i)	Procedure for Exercise; Rights as a Shareholder.
a.	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.
b.	An Option may not be exercised for a fraction of a Share.
c.	An Option shall be deemed exercised when the Firm receives:
1.	written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4.b. of the Plan) from the person entitled to exercise the Option, and
2.	full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.

d.	Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 11 of the Plan.
e.	Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right. The term of each SAR shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.
(b)	Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.
(c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:
(i)	the Spread; by
(ii)	the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.
(d)	No Employee shall be granted, in any fiscal year, SARs with respect to more than 500,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Firm in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).

8. Restricted Stock Awards. Subject to the terms of the Plan, the Committee may grant Restricted Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee.

(a)	Administrator Action. The Committee acting in its discretion shall have the right to grant Restricted Stock to Employees and Consultants under the Plan from time to time. Each Restricted Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. The Committee may make grants of Restricted Stock that are performance-based (“Performance-Based Restricted Stock”) and grants of Restricted Stock that are not performance-based. For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(b)	Performance-Based Restricted Stock.
(i)	Effective Date. A grant of Performance-Based Restricted Stock shall be effective as of the date the Committee certifies that the applicable conditions described in Section 8(b)(iii) of the Plan have been timely satisfied.
(ii)	Share Limitation. No more than 500,000 shares of Performance-Based Restricted Stock may be granted to an Employee or Consultant in any calendar year.
(iii)	Grant Conditions. The Committee, acting in its discretion, may select from time to time Employees or Consultants to receive grants of Performance-Based Restricted Stock in such amounts as the Committee may, in its discretion, determine, subject to any limitations provided in the Plan. The Committee shall make each grant subject to the satisfaction of one, or more than one, objective performance goal during the Performance Period. The Committee shall determine the performance goal(s) which will be applied with respect to each grant of Performance-Based Restricted Stock at the time of grant, but in no event later than 90 days after the commencement of the Performance Period (or 25% of the Performance Period if such period is less than one year). Notwithstanding any contrary provision of the Plan, the Committee may not increase the number of Shares granted pursuant to a Performance-Based Restricted Stock Award, nor may it waive the achievement of any performance goal.

In measuring performance, the Committee may adjust financial results to exclude the effect of unusual charges or income items which distort year-to-year comparisons of results and other events, including, but not limited to, acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations, foreign exchange rates or reductions in force. The Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations. Performance goals need not be based on audited financial results. The targeted level or levels of performance may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Firm or Subsidiary in which the Grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Committee.

The performance criteria applicable to Performance-Based Restricted Stock grants will be one or more of the following criteria:

•	Common Stock price;
•	shareholder value or total shareholder return;
•	market value or market value growth;
•	market or customer share;
•	revenue or revenue growth;
•	earnings per share or earnings per share growth;
•	pre-tax net income, after-tax net income, net income margin or net income growth;
•	net income from continuing operations, net income from discontinued operations;
•	gain on sale of discontinued operations;
•	return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio;
•	operating expenses, operating profit, operating profit margins or operating profit growth;
•	gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth;
•	selling, general & administrative (“SG&A”) expense, SG&A expense % or SG&A levels;
•	EBIT (earnings before interest and taxes) or EBIT growth;
•	EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth;
•	Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure;
•	cash flow, cash levels, cash flow margins or cash flow growth;

•	cost goals;
•	budget goals;
•	productivity measures
•	business expansion goals;
•	goals related to acquisitions or divestitures;
•	accounts receivable, accounts receivable aging or accounts receivable write-offs; or
•	other financial, operational, measure or metric.

The related Award Agreement shall set forth the applicable performance criteria and the deadline for satisfying the performance criteria. The Committee shall have the power to impose such other restrictions on Performance-Based Restricted Stock Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m).

(iv)	Forfeiture Conditions. The Committee may make each Performance-Based Restricted Stock grant (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a Performance-Based Restricted Stock grant shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued, or a commercially reasonable alternative means of delivery shall be provided, (subject to the conditions, if any, described in this Section 8(b)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.
(c)	Restricted Stock Other Than Performance-Based Restricted Stock.
(i)	Effective Date. A Restricted Stock grant which is not a grant of Performance-Based Restricted Stock shall be effective as of the date set by the Committee when the grant is made.
(ii)	Share Limitation. No more than 500,000 shares of Restricted Stock may be granted to an Employee or Consultant in any calendar year.
(iii)	Grant Conditions. The Committee acting in its discretion may make the grant of Restricted Stock which is not Performance-Based Restricted Stock to a Grantee subject to the satisfaction of one, or more than one, objective employment or other grant condition which the Committee deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such grant condition.
(iv)	Forfeiture Conditions. The Committee may make each grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment or other forfeiture condition which the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued, or a commercially reasonable alternative means of delivery shall be provided, (subject to the conditions, if any, described in this Section 8(c)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.

(d)	Dividend Rights. Each Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends which are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock grant has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely nonforfeitable. In the case of an Award of Performance-Based Restricted Stock, the Grantee shall not receive any payment of any dividends unless and not earlier than such time as the Committee certifies that the applicable conditions described in Section 8(b)(iii) of the Plan have been timely satisfied. If an Award Agreement provides that a Grantee has no right to receive a cash dividend when paid, such agreement shall (subject to Section 20 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive one, or more than one, payment in the future to compensate the Grantee for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the grant is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend.
(e)	Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable.
(f)	Satisfaction of Forfeiture Conditions. A Share shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(b) or Section 8(c) and shall be transferred to the Grantee.

9. Performance Units and Performance Shares.

(a)	Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Committee may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Committee shall determine.
(b)	Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Committee on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.
(c)	Payment of Performance Units and Performance Shares.
(i)	Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

(ii)	If a Grantee is promoted, demoted or transferred to a different business unit of the Firm during a Performance Period, then, to the extent the Committee determines appropriate, the Committee may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.
(d)	Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Committee may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
(e)	Dividend Rights. In the case of an Award of Performance Units or Performance Shares, the Grantee shall not receive any payment of any dividends unless and not earlier than such time as the Committee certifies that the applicable performance goals have been timely satisfied.
(f)	Voting Rights. A Grantee shall not have the right to vote the Shares related to his or her Performance Units or Performance Shares after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable.

10. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash or a Grantee may elect to have the number of Shares he is to receive reduced by the smallest number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state, local and foreign, if any, withholding taxes arising from exercise or payment of a grant under the Plan (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.

11. Adjustments Upon Changes in Capitalization or Change of Control.

(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 11 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

(b)	Change in Control. In the event of a Change in Control, then the following provisions shall apply:
(i)	Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.
(ii)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.
(iii)	Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv)	Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

12. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 5, 2023, unless terminated earlier under Section 13 of the Plan.

13. Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)	Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) any amendment to the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Restricted Stock Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Restricted Stock Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 11 will not be deemed “repricings,” however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.
(c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.

14. Conditions Upon Issuance of Shares.

(a)	Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.
(b)	Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.

15. Liability of Firm.

(a)	Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)	Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.

16. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.

18. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

19. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

20. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being “permitted” under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., eastern time, on April 4, 2013.

Vote by Internet
• Go to www.investorvote.com/KFRC
• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4.

+
1. Election of Directors:	For	Withhold
01 - Elaine D. Rosen (Class I)	☐	☐
02 - Ralph E. Struzziero (Class I)	☐	☐
03 - Howard W. Sutter (Class I)	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐	4. Approve the Kforce Inc. 2013 Stock Incentive Plan.	☐	☐	☐

3. Approve Kforce’s executive compensation.	☐	☐	☐	5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	1UPX	+

01L4IB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 5, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DAVID M. KELLY and MICHAEL R. BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 5, 2013 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2013, FOR the approval of Kforce’s executive compensation, FOR the approval of the Kforce Inc. 2013 Stock Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE